UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Sunstone Hotel Investors, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Dear Stockholder:

It is a pleasure to invite you to the 2022 annual meeting of stockholders (the “Annual Meeting”) of Sunstone Hotel Investors, Inc. (“Sunstone”), a Maryland corporation, to be held at the Boston Park Plaza hotel, located at 50 Park Plaza, Boston, MA 02116, on Thursday, April 28, 2022 at 9:30 a.m. local time, for the following purposes:

1.	Election of seven directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.	Advisory vote to approve the compensation of Sunstone’s Named Executive Officers, as set forth in the proxy statement for Sunstone’s Annual Meeting;
4.	Approval of the Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC 2022 Incentive Award Plan (the “2022 Plan”); and
5.	Transaction of other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $0.01 per share, at the close of business on March 2, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether or not you plan to attend the Annual Meeting, it is important that your shares be voted on matters that come before the meeting. You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided or, if you own shares through a bank or broker that provides for voting by telephone or over the Internet, by submitting your authorization to vote by telephone or over the Internet in accordance with your bank’s or broker’s instructions. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our Board of Directors’ recommendations.

We would like to take this opportunity to thank you for your continued support of Sunstone. We believe that our continued refinement of our compensation and corporate governance practices, coupled with our commitment to building long - term value make Sunstone well positioned for a promising future. We continue to focus on improvements to Sunstone’s corporate compensation and governance practices, as reflected by the following previously implemented initiatives: Proxy Access; Director Holdover Resignation Guidelines; Limitations on Stockholder Rights Plans; Right of Stockholders to Amend Company Bylaws; Restrictions on Classifying Directors; Anti-Hedging and Pledging policies; Clawback Policy; Double-Trigger accelerated vesting; a Pay-For-Performance structure that is aligned with both our stockholders and the expansion of Environmental, Social and Governance initiatives; and on-going Director refreshment and commitment to diversity.

Again, we thank you for your continued support and look forward to a promising future.

By Order of the Board of Directors

David M. Klein
Executive Vice President—General Counsel
and Secretary

March 17, 2022

WHEN:

April 28, 2022,
9:30 a.m. local time

WHERE:

Boston Park Plaza
50 Park Plaza
Boston, MA 02116

AGENDA:

1. Election of seven directors to serve until the next annual meeting and until their successors are elected and qualified;

2. Ratify the appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2022;

3. Advisory vote to approve the compensation of Sunstone’s Named Executive Officers; and

4. Approval of the 2022 Plan.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 17, 2022

You are invited to Sunstone’s 2022 annual meeting of stockholders, or the Annual Meeting. Only stockholders of record at the close of business on March 2, 2022 are entitled to notice of and to vote at the Annual Meeting.

Stockholders can vote online, by telephone, by completing and returning the proxy card, or by attending the Annual Meeting. This Notice and the proxy card itself have detailed instructions for voting, including voting deadlines.

Internet Visit the website noted on your proxy card to vote online.	Telephone Use the toll-free telephone number on your proxy card to vote by telephone.	Mail Sign, date, and return your proxy card in the enclosed envelope to vote by mail.	In Person Cast your vote in person at the Annual Meeting.

Stockholders may revoke a proxy (change or withdraw their votes) at any time prior to the Annual Meeting by following the instructions in the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our stockholders via the Internet rather than mailing paper copies of the materials. This Proxy Statement and Sunstone’s annual report on Form 10 - K for the fiscal year ended December 31, 2021 (“Annual Report”) are available on the Internet at www.proxyvote.com. Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.

The Notice of Internet Availability of Proxy Materials (“Notice Card”), has instructions on how to access and review our proxy materials online, as well as instructions for online or telephone voting. We sent the Notice Card to our stockholders on or about March 17, 2022. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice Card but would like to request paper copies of our proxy materials, you may do so by following the instructions described in the Notice Card.

TABLE OF CONTENTS (continued)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2022

This proxy statement and our Annual Report are available at our Investor Relations website at www.sunstonehotels.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, so please read the entire proxy statement before voting. In addition, for more complete information about our 2021 financial performance, please see our Annual Report on Form 10 - K for the fiscal year ended December 31, 2021 available at www.sunstonehotels.com.

VOTING INSTRUCTIONS

Your vote is very important. For this reason, our Board of Directors, is soliciting the enclosed proxy to allow your shares of common stock, par value $0.01 per share, to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2022 annual meeting of stockholders (“Annual Meeting”) of Sunstone Hotel Investors, Inc. “We,” “our,” “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc.

INVITATION TO THE
ANNUAL MEETING

Stockholders are invited to attend the Annual Meeting on April 28, 2022, beginning at 9:30 a.m. local time.

The Annual Meeting will be held at:

Boston Park Plaza

50 Park Plaza

Boston, MA 02116

Record Date:
March 2, 2022

Number of Common Shares Eligible to Vote at the Meeting as of the Record Date:
219,490,509

Company Principal Executive Offices:
200 Spectrum Center Drive, 21st Floor Irvine, California 92618

Date of First Mailing of Proxy Statement and Accompanying Materials to Stockholders:
March 17, 2022

VOTING MATTERS

Proposal	Matter	Board Recommendation	Page Reference
1	Election of Seven Directors Identified in this Proxy Statement	FOR each nominee	12

2	Ratification of Independent Registered Public Accounting Firm for 2022	FOR	21

3	Advisory Vote on Executive Compensation	FOR	22

4	Approval of the 2022 Plan	FOR	24

2022 Proxy Statement	1

PROXY SUMMARY

DIRECTOR NOMINEES

			2022 Committee Membership and
	Director		Other Roles (1)				Other Public
Name, Age	Since	Primary Occupation	A	C	I	NCG	Company Boards
W. Blake Baird, 61	2016	Co-Founder, Chairman of the Board and Chief Executive Officer, Terreno Realty Corporation				(Chair)	Terreno Realty Corporation
Andrew Batinovich, 63	2011	President and Chief Executive Officer, Glenborough, LLC			(Chair)
Monica S. Digilio, 58	2020	Founder and Chief Executive Officer, Compass Advisors, LLC.		(Chair)
Kristina M. Leslie, 57	2021	Former Chief Financial Officer, DreamWorks Animation	(Chair)				CVB Financial Corp. Rover Group, Inc.
Murray J. McCabe, 54	2016	Founder and Managing Partner, Montgomery Street Partners, L.P.
Verett Mims, 59	2021	Chief Financial Officer, Blum Capital Partners, L.P.
Douglas M. Pasquale, 67 Executive Chairman	2011	Executive Chairman, Sunstone Hotel Investors, Inc.; Founder and Chief Executive Officer, Capstone Enterprises Corporation					Alexander and Baldwin, Inc. Terreno Realty Corporation Dine Brands Global, Inc.

A – Audit CommitteeC – Compensation CommitteeI – Investment CommitteeNCG – Nominating and Corporate Governance Committee

(1)	Committee assignments reflect appointments that are expected to be made following the Annual Meeting.

2	Sunstone Hotel Investors

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of transparency, stockholder friendly corporate governance and the highest ethical standards. Our Board of Directors believes that these values provide the framework to support the Company in creating long-term stockholder value. Our detailed governance framework can be found in the Corporate Governance section of our website. The following highlights selections of this framework and adopted governance policies that we believe are in the best interests of our stockholders:

Board of Directors Independence	✔

All current directors, other than the Executive Chairman who served as our Interim Chief Executive Officer (“Interim CEO”) from September 2, 2021 until March 7, 2022 when he ceased serving as Interim CEO and transitioned to Executive Chairman, are independent.

✔

All of our directors who served on the Board of Directors during 2021 attended 100% of the committee meetings on which they served. In 2021, the Board of Directors met 11 times, with all directors attending each meeting except one director who missed one meeting and except one meeting when two directors recused themselves due to a conflict of interest.

	✔	Our directors participate in ongoing director education.
Board of Directors Composition	✔	All directors are elected annually at the annual meeting of stockholders.
	✔	We maintain a majority vote standard in uncontested elections.
	✔	We hold annual Board of Directors and committee self-evaluations.
	✔	Commitment to include women and individuals from underrepresented communities in the qualified pool from which new director candidates are selected.
	✔	Commitment to Board refreshment with three new independent directors in the last three years.
Leadership Structure	✔

Our Executive Chairman served as our Interim CEO from September 2, 2021 until March 7, 2022 when Bryan A. Giglia was named Chief Executive Officer (“CEO”). Prior to Mr. Pasquale’s appointment as Interim CEO, the Company separately maintained the roles of CEO and Chairman of the Board. The Board of Directors determined that it was in the best interests of the Company and its stockholders to combine the roles of Interim CEO and Chairman of the Board to provide stability while the Company conducted a search for and hired a new CEO. Upon the appointment of Mr. Giglia as CEO, the Board of Directors reverted back to separate roles for the CEO and Chairman of the Board.

Board of Directors Committees	✔	Four standing Board of Directors committees (the “Committees”) – Audit Committee, Compensation Committee, Investment Committee and Nominating and Corporate Governance Committee.
	✔	All Committees are comprised solely of independent directors.
	✔	All of our current Audit Committee members are “financial experts.”
	✔	Executive sessions of independent directors are held at each regularly scheduled Board of Directors meeting.

2022 Proxy Statement	3

PROXY SUMMARY

Risk Oversight	✔

Our Board of Directors is responsible for risk oversight and delegates the oversight of key risks to specific committees; the Board of Directors and its Committees oversee management in its duty to assess and mitigate enterprise-level risks.

	✔	The review of management’s assessment of enterprise-level risks is conducted quarterly by the Audit Committee and annually by the full Board of Directors.
✔

Our Nominating and Corporate Governance Committee oversees risk management as it relates to our Environmental, Social and Governance program including climate change, resource scarcity, Diversity, Equity & Inclusion, board refreshment and human rights.

	✔	Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures.
Communication	✔	We encourage a strong working relationship between the Executive Chairman, other directors and the Company’s senior management.
	✔	Directors have open access to all employees.
Stock Ownership & Governance	✔

Each independent director is required to own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual cash retainer no later than January 1 of the year following the third anniversary of his or her election as a director. As of February 2022, on a go-forward basis, each independent director will be required to own and retain shares of the Company’s common stock having a value equal to at least five times his or her annual cash retainer no later than January 1 of the year following the fifth anniversary of his or her election as a director.

✔

The CEO is required to own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary no later than January 1 of the year following the fourth anniversary of his or her appointment to CEO.

✔

Each Executive Vice President is required to own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary, and each Senior Vice President who is considered an executive officer is required to own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary no later than January 1 of the year following the fourth anniversary of his or her appointment to such position.

	✔	We maintain a prohibition on any hedging or pledging of shares of Company stock.
	✔	We maintain a Clawback Policy.
	✔	We maintain a comprehensive insider trading policy.
Accountability to Stockholders	✔	We maintain a non-classified Board of Directors with annual election of all directors.
	✔	The Company is prohibited from classifying the Board of Directors without stockholder approval.
	✔	We maintain majority voting in uncontested director elections.
	✔	Common stock is the only class of voting securities outstanding.
	✔	We maintain proxy access.
	✔	We opted out of the Maryland Business Combination and Control Share Acquisitions Act (eliminating certain takeover defenses).
✔

We maintain a policy prohibiting the adoption of a stockholder rights plan or “poison pill” without prior stockholder approval, unless the plan provides that it will expire within 12 months of adoption absent ratification by the Company’s stockholders.

✔

We maintain a policy requiring the Board of Directors to accept a resignation tendered by a nominee who is already serving as a director if such nominee received more votes “against” or “withheld” than “for” on his or her election at each of two consecutive annual meetings of stockholders.

	✔	We maintain a stockholder’s right to amend our bylaws.
Environmental, Social and Governance	✔	Our Nominating and Corporate Governance Committee monitors our programs and initiatives on our Corporate Responsibility Program including environmental sustainability and social responsibility.

4	Sunstone Hotel Investors

PROXY SUMMARY

OUR COMPENSATION PRACTICES

Objectives. We seek to attract, motivate and retain our Named Executive Officers (“NEOs”) through competitive compensation arrangements that we believe, within appropriate risk parameters, provide strong financial incentives for the NEOs to maximize stockholder value. Our 2021 NEOs included Messrs. Pasquale, Giglia, Springer, Klein and Ostapovicz (the “Current NEOs”). In addition, per SEC rules, our former President and CEO, John V. Arabia, and our former Executive Vice President and COO, Marc A. Hoffman, were also NEOs for 2021. In order to achieve our objectives and mitigate compensation related risks to our stockholders, we utilize the following practices:

WHAT WE DO	WHAT WE DO NOT DO

✔ WE PAY FOR PERFORMANCE

Our executive compensation program is weighted towards performance-based at-risk compensation, rather than fixed compensation. Specifically, the at-risk portion of our executive compensation program is designed to reward performance relative to financial, stockholder return and other metrics that we believe best align management with stockholder interests.

✔ WE TIE GOALS TO CORPORATE STRATEGY

A portion of our NEOs’ individual objectives are tied to advancing the Company’s strategy of owning Long-Term Relevant Real Estate® as well as the achievement of Environmental, Social and Governance (“ESG”) initiatives.

✔ WE HAVE A COMPENSATION RECOVERY POLICY (“CLAWBACK POLICY”)

Each of our NEOs is subject to a compensation recovery policy that provides the Board the ability to recover portions of the employee’s incentive compensation following an accounting restatement due to fraudulent, willful or grossly negligent misconduct.

✔ WE REQUIRE OUR CEO AND OTHER NEOS TO HAVE A MEANINGFUL OWNERSHIP INTEREST IN THE COMPANY

Our Compensation Committee believes that requiring the CEO and other NEOs to maintain a meaningful ownership interest in the Company aligns the interests of the CEO and other NEOs with those of our stockholders. Our executive officer stock ownership policy requires that on or before January 1 of the year following the fourth anniversary of the appointment to such position the CEO, Executive Vice Presidents and Senior Vice Presidents who are considered executive officers will own and retain shares of the Company’s common stock having a value equal to at least six times, three times and two times his or her annual base salary, respectively.

✔ WE HOLD AN ANNUAL SAY-ON-PAY VOTE

We conduct an annual “say-on-pay” advisory vote to solicit our stockholders’ view on our compensation programs.

✔ WE SOLICIT INDEPENDENT COMPENSATION ADVICE

Our Compensation Committee retains Ferguson Partners Consulting (“FPC”), an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

✘ WE DO NOT PROVIDE GUARANTEED INCENTIVE COMPENSATION

There are no minimum payout levels on either our annual incentive bonus plan or our equity incentive award plan. A material portion of our equity incentive award plan is tied to achievement of Relative Total Stockholder Return (“RSR”) objectives.

✘ WE DO NOT PAY “GROSS UPS” FOR CHANGE IN CONTROL OR SEVERANCE PAYMENTS

We do not provide excise or other tax “gross up” payments in connection with any change in control or severance payment made to an NEO.

✘ WE DO NOT PROVIDE “SINGLE TRIGGER” BENEFITS UPON A CHANGE IN CONTROL

The employment agreements with our NEOs require a “double trigger” (requiring both a change in control and qualifying termination of employment) in order to receive cash or equity payments or vesting in connection with a change in control.

✘ WE DO NOT ALLOW HEDGING OR PLEDGING OF COMPANY STOCK BY OFFICERS AND DIRECTORS

Our officers and directors are prohibited from engaging in pledging our stock or in hedging transactions designed to offset decreases in the market value of our stock.

2022 Proxy Statement	5

PROXY SUMMARY

Say-on-Pay Proposal Approval 95.2% of votes cast on our 2021 say-on-pay proposal approved, on an advisory basis, the executive compensation of our NEOs

2021 Company Highlights

$63.7M	$281.3M

Acquired two hotels for a combined acquisition price of $442.5 million and sold two hotels for a combined sale price of $245.5 million.

Increased the Company’s concentration of Long-Term Relevant Real Estate®.

Capital Investment including new event space at the Boston Park Plaza, a total redesign of the ground floor food and beverage options at the Hilton San Diego Bayfront and progress on the conversion of the Renaissance Washington DC to the Westin Washington DC.

Lowered preferred equity capital costs by issuing $215 million of registered perpetual preferred equity at a blended coupon of 5.927% and redeeming $190 million of registered perpetual preferred equity at a blended coupon of 6.753%.

Issued $66.3 million of perpetual preferred equity in conjunction with the acquisition of the Montage Healdsburg.

Improved the quality of our portfolio and increased concentration of Long-Term Relevant Real Estate®.

●	We acquired two newly-developed hotels, the Montage Healdsburg and the Four Seasons Resort Napa Valley for a combined acquisition price of $442.5 million, including roughly 20 acres of vineyards across the two properties. Additionally, as part of the Four Seasons Resort Napa Valley acquisition, we acquired the Elusa winery along with the inventory of prior wine vintages. These two resorts are expected to have a combined RevPAR over 300% above the remainder of our comparable portfolio, which further advances the Company’s strategy of owning a portfolio of Long-Term Relevant Real Estate®.
●	In 2021, we sold two hotels, the Renaissance Westchester and the Embassy Suites La Jolla for a combined sale price of $245.5 million. In February 2022, we sold the Hyatt Centric Chicago Magnificent Mile for a sale price of $67.5 million. The disposition of the Renaissance Westchester for $18.8 million and Hyatt Centric Chicago Magnificent Mile for $67.5 million further consolidated our portfolio into Long-Term Relevant Real Estate®, while the disposition of the Embassy Suites La Jolla for $226.7 million demonstrated our ability to generate significant value from the ownership of Long-Term Relevant Real Estate®.
●	We completed approximately $63.7 million of capital improvements throughout the portfolio, including a new 7,000 square foot indoor event space at the Boston Park Plaza; a total redesign of the ground floor food and beverage options at the Hilton San Diego Bayfront, including a new 6,800 square foot meeting space and a new grab-and-go market concept; and the remodel of the ballroom and meeting space at the Renaissance Washington DC in connection with the hotel’s transformation to the soon-to-be-rebranded Westin Washington DC.
●	We invested over $6.0 million in a variety of back-of-house building systems and environmental projects, including the completion of the solar conversion at the Wailea Beach Resort, upgrading or replacing air handling units, installing water filtration stations, fire alarm system upgrades, building management system

6	Sunstone Hotel Investors

PROXY SUMMARY

upgrades, cooling tower retro-fits or overhauls, as well as several other building system upgrades intended to reduce overall energy consumption.

We reduced our debt balance and the cost of our preferred equity capital while maintaining substantial liquidity.

●	We issued 4,600,000 shares of our 6.125% Series H Cumulative Redeemable Preferred Stock (the “Series H Preferred Stock”) and 4,000,000 shares of our 5.70% Series I Cumulative Redeemable Preferred Stock (the “Series I Preferred Stock”) for combined gross proceeds of $215.0 million.
●	We redeemed all 4,600,000 shares of our 6.95% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) and all 3,000,000 shares of our 6.45% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”) for combined gross redemption costs of $190.0 million. The redemptions of our Series E Preferred Stock and our Series F Preferred Stock reduced our annual preferred dividends by $1.5 million, or 11.8%, on an annualized, comparable proceeds basis (net of the issuances of our Series H Preferred Stock and Series I Preferred Stock).
●	We ended 2021 with a consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 25.8%. Maintained a year-end unrestricted cash balance of $120.5 million.
●	We have no debt maturities until September 2023, assuming exercise of extension options.
●	We completed amendments to our unsecured debt to increase flexibility and extend covenant relief through the end of the third quarter 2022. We subsequently regained covenant compliance and exited the covenant relief period early following the fourth quarter of 2021.

2022 Proxy Statement	7

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

What matters will be voted on at the Annual Meeting?

The Annual Meeting will be held for the following purposes:

1.	Election of seven directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.	Advisory vote to approve the compensation of Sunstone’s NEOs, as set forth in this proxy statement;
4.	Approval of the 2022 Plan; and
5.	Transaction of other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock as of the close of business on March 2, 2022 (“Record Date”) are entitled to vote on matters that properly come before the meeting. Shares of common stock can be voted only if the stockholder is present at the Annual Meeting or is represented by proxy. At the close of business on the Record Date, there were 219,490,509 shares of common stock outstanding and entitled to vote. The holders of common stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote.

How do I vote?

You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services (“ADP”) online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to authorize a proxy to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. Stockholders who authorize a proxy to vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card provided by your bank or broker.

If you attend the Annual Meeting in person, you may request a ballot when you arrive. If a bank, broker or other nominee is the record holder of your stock on the record date, prior to attending the meeting you must obtain a legal proxy from your bank, broker or other nominee as the record holder and a letter from your bank, broker or other nominee showing that you were the beneficial owner of your shares on the record date in order to vote at the Annual

8	Sunstone Hotel Investors

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

Meeting. The legal proxy must be presented to vote these shares in person at the Annual Meeting. If you have previously authorized a proxy, you may still vote in person at the Annual Meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and Internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one inspector of election who will review and confirm the tabulation of votes at the Annual Meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote FOR each of the nominees for director in Proposal 1; FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2022; FOR Proposal 3 to approve, on a non - binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement; and FOR Proposal 4 to approve the 2022 Plan.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of directors. In an uncontested election, a director shall be elected by an affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present; that is, a nominee will be elected as a director only if the number of votes cast “for” such nominee exceeds the number of votes “against” or “withheld” with respect to that nominee. Any shares not voted, whether by abstention or “broker non - vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote and has not voted on a particular proposal, or otherwise), have no effect on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non - vote” or otherwise) have no effect on the vote.

Advisory Vote on Executive Compensation:  This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

Approval of the 2022 Plan:  This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the Internet, or if you attend the Annual Meeting.

2022 Proxy Statement	9

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

Abstentions and “broker non - votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non - vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non - routine and the owner does not provide instructions. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non - routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non - routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The ratification of independent public accountants is the only routine matter to be voted on at the Annual Meeting. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

What if other items come up at the Annual Meeting and I am not there to vote?

We are not now aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

●	Notify Sunstone’s Secretary (David M. Klein, c/o Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st floor, Irvine, California 92618) in writing before the Annual Meeting that you are revoking your proxy;
●	Submit another proxy with a later date;
●	If you own shares through a bank or broker that provides for voting by telephone or the Internet, submit your voting instructions again by telephone or the Internet; or
●	Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by mail, or if such service is provided by a bank or broker that holds your shares, by telephone or the Internet. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust Company, LLC, at 1 - 800 - 937 - 5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone, that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in “street name” (that is, through a broker or other nominee), your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your

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QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you without charge if you address your written request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. If you currently receive multiple copies of the Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, at your address and you would like to request householding of your communications, you should contact your broker or bank.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in the proxy statement for our 2023 annual meeting of stockholders (“2023 Annual Meeting”), after the Annual Meeting, but must be received no later than 5:00 p.m. Pacific Time on November 17, 2022. Proposals should be sent via registered, certified, or express mail to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. See also “Stockholder Proposals for the 2023 Annual Meeting” later in this proxy statement.

What do I need to do to attend the Annual Meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the Annual Meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the Annual Meeting will be restricted to:

●	Stockholders of record as of the close of business on March 2, 2022 or their authorized proxies;
●	Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 2, 2022;
●	Representatives of the press or other news media with proper credentials;
●	Financial analysts with proper credentials; and
●	Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first come, first-served basis. No more than two representatives of any corporate of institutional stockholder will be admitted to the Annual Meeting.

You may obtain directions to the Annual Meeting in the Investor Relations section of our website at www.sunstonehotels.com or by calling us at 949-330-4000.

If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions, including adherence to any COVID-19-related vaccination or mask ordinances.

2022 Proxy Statement	11

PROPOSALS

PROPOSAL 1	ELECTION OF DIRECTORS
The Board of Directors recommends that our stockholders vote FOR each of the nominees.

Board of Directors. The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day - to - day operating details. Our Board of Directors currently consists of seven directors.

The proxy holders named on the proxy card intend to vote for the election of the seven nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board of Directors. If you do not wish your shares to be voted for particular nominees, you can so indicate on the proxy card or, if your shares are held through a bank or broker and you are authorizing a proxy to vote by telephone or the Internet, by following the instructions provided when you access the telephone or Internet proxy facilities.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. Each of the nominees has consented to act as a director if duly elected and qualified and the Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the Annual Meeting will hold office until the 2023 Annual Meeting and until their successors have been elected and qualified. For each nominee, there follows a brief listing of principal occupation for at least the past five years, other major affiliations and age as of March 1, 2022. Each of the nominees is currently a director of the Company.

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PROPOSALS REQUIRING YOUR VOTE

Nominees for Election as Directors

W. Blake Baird Age: 61 Director

Mr. Baird has served as a director since April 28, 2016. Mr. Baird co - founded Terreno Realty Corporation (NYSE: TRNO), and has served as chairman of its board of directors and its CEO since February 2010. Terreno Realty Corporation acquires, owns and operates industrial real estate in six major coastal U.S. markets. Mr. Baird was managing partner and co - founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to February 2010. Mr. Baird served as President of AMB Property Corporation (NYSE: AMB) from January 2000 to December 2006. AMB, now Prologis, Inc. (NYSE: PLD), is a leading global developer, owner and operator of industrial real estate. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its Chief Investment Officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird previously served as a director of Matson, Inc. (NYSE: MATX), a Honolulu-headquartered ocean transportation and logistics company, from June 2012 until April 2020.

Mr. Baird is a former member of the Young Presidents’ Organization and a former member of the board of governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. degree in Economics from the Wharton School (magna cum laude) and a B.A. degree in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. degree from New York University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Baird should serve as a director: his professional background and experience, education, previously held and current senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

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PROPOSALS REQUIRING YOUR VOTE

Andrew Batinovich Age: 63 Director

Mr. Batinovich has served as a director since November 7, 2011. Mr. Batinovich currently serves as President and CEO of Glenborough, LLC, a privately held real estate investment company. In 2010, Mr. Batinovich led a private investor group in acquiring Glenborough, LLC and related real estate assets that were originally part of Glenborough Realty Trust, a NYSE - listed REIT, which was sold to affiliates of Morgan Stanley in 2006. From December 2006 to October 2010, Mr. Batinovich served as President and CEO of Glenborough, LLC, a company formed by an affiliate of Morgan Stanley to acquire Glenborough Realty Trust. In 1996, Mr. Batinovich co - founded Glenborough Realty Trust and was President and CEO and a director at the time of the sale in 2006. Mr. Batinovich was appointed President of Glenborough Realty Trust in 1997 and CEO in 2003. He also served as Chief Operating Officer and Chief Financial Officer during his tenure at Glenborough Realty Trust.

Prior to founding Glenborough Realty Trust, Mr. Batinovich served as Chief Operating Officer and Chief Financial Officer of Glenborough Corporation until 1996 when it was merged into Glenborough Realty Trust. Glenborough Corporation was a private real estate investment and management company that completed a number of private placements of office, industrial, residential and hotel properties. Prior to joining Glenborough Corporation in 1983, Mr. Batinovich was an officer of Security Pacific National Bank. From 2013 to 2021, an affiliate of Glenborough, LLC served as the advisor to Strategic Realty Trust, a non - traded SEC-registered REIT that owns a portfolio of urban retail properties, and Mr. Batinovich served as CEO and a director until February 2022. He also serves as a trustee of the American University of Paris. Mr. Batinovich has a B.A. degree in International Business Administration from the American University of Paris.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Batinovich should serve as a director: his professional background and experience, education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

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PROPOSALS REQUIRING YOUR VOTE

Monica S. Digilio Age: 58 Director

Ms. Digilio has served as a director since April 30, 2020. Ms. Digilio has over 25 years of C-Suite experience in public and privately held hospitality, gaming, entertainment, and real estate development companies worldwide. Ms. Digilio is currently the Founder and CEO of Compass Advisors LLC, a strategic advisory firm which draws on her expertise in human resources, talent management, business leadership and organizational development. Prior to establishing Compass Advisors, Ms. Digilio was the Executive Vice President and Chief Human Resources Officer for Caesars Entertainment Corporation, where she led the Human Resources and Corporate Social Responsibility functions (with oversight of ESG) from 2018-2020. Prior to her tenure at Caesars, Ms. Digilio spent six years as the Executive Vice President and Chief Human Resources Officer for Montage International, where she played a key role in the expansion of the company’s portfolio of Montage branded hotels and resorts and helped launch the Pendry luxury lifestyle brand. Ms. Digilio also spent 12 years as the Executive Vice President, Global Human Resources & Administration for Kerzner International, parent company of the Atlantis and One&Only Integrated resorts and luxury hotel/resorts brands and was a key member of leadership during the company’s public to private transaction in 2006. Ms. Digilio began her hospitality career at ITT Sheraton Corporation, where she spent ten years in leadership positions and played a key leadership and integration role when the company was acquired by Starwood in 1998.

Ms. Digilio serves as an Advisory Board Member for Cornell University’s Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship. She also serves as an Advisory Board Member of the New York University School of Professional Studies Jonathan M. Tisch Center of Hospitality. She is an active member of the Women Corporate Directors Foundation (WCD), where she serves on the Compensation and Human Capital Committee Peer Group.

Ms. Digilio holds both a Master’s Degree and a Bachelor’s Degree from Ithaca College in Ithaca, N.Y.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Digilio should serve as a director: her professional background and experience, extensive education, previously held senior-executive level positions, domestic and international real estate knowledge, labor relations, corporate governance, enterprise risk management and extensive experience with the hospitality industry in general.

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PROPOSALS REQUIRING YOUR VOTE

Kristina M. Leslie Age: 57 Director

Ms. Leslie has been a director since April 29, 2021. Ms. Leslie began her career at Paramount Communications in New York, serving in a variety of financial management roles, including treasury, investor relations, and strategic planning. Following the acquisition of Paramount by Viacom, Ms. Leslie served as Director of Strategic and Financial Planning for Viacom. In 1996, Ms. Leslie relocated to California to join DreamWorks, then in its infancy, as Head of Strategic Planning and Corporate Finance, where she oversaw financial planning, strategic partnerships and all investor and banking relationships. She became Chief Financial Officer of DreamWorks in 2003 and led the $840 million initial public offering of DreamWorks Animation in 2004. She continued to serve as DreamWorks’ CFO until her retirement in 2007.

Over the past 15 years, Ms. Leslie has served on a number of public and private boards. Ms. Leslie is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee of CVB Financial Corp (Nasdaq: CVBF). She is also a member of the Risk Management Committee of the Citizens Business Bank Board. Additionally, Ms. Leslie is a Director and Chairman of the Board of Blue Shield of California where she is also a member of the Nominating and Governance Committee. She is a Director and Chairman of the Audit Committee of Justworks, Inc., a human resources service and benefits provider for small businesses. Ms. Leslie is also a Director and Chairman of the Audit Committee of Rover Group, Inc. (Nasdaq: ROVR), the world’s largest network for pet care. Ms. Leslie is also a Chairman of the Board of Trustees at Flintridge Preparatory School in La Canada, California.

Ms. Leslie earned her Bachelor of Arts Degree in Economics from Bucknell University and her Master of Business Administration Degree in Finance from Columbia University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Leslie should serve as a director: her professional background and experience, extensive education, previously held senior-executive level finance positions, significant public and private company board experience, her extensive experience in corporate strategy and enterprise risk, accounting, finance, and corporate governance.

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PROPOSALS REQUIRING YOUR VOTE

Murray J. McCabe Age: 54 Director

Mr. McCabe has served as a director since April 28, 2016. Mr. McCabe is a founder and Managing Partner at Montgomery Street Partners, L.P., an investment firm. Mr. McCabe is also a non-employee director and member of the management committee for Blum Capital Partners, L.P., also an investment firm.

Prior to joining Blum Capital and founding Montgomery Street Partners, Mr. McCabe worked at JPMorgan Chase & Co. from 1992 through August 2012. During his 20 - year tenure at JPMorgan, Mr. McCabe held several positions in the Investment Banking Division, including Managing Director and Global Head of Real Estate and Lodging Investment Banking. In addition, Mr. McCabe served as a member of JPMorgan’s Mergers and Acquisitions Fairness Opinion Committee from 2001 to 2002, the Investment Banking Coverage Management Committee from 2010 through his departure in August 2012, and on the board of JPMorgan Real Estate Advisors during the same period.

Mr. McCabe was a director of Columbia Property Trust (NYSE: CXP) until its sale in 2021, and remains a director of RREEF America REIT II Inc., a diversified real estate investment company with over $18 billion in assets. He is an executive council member of the Real Estate Finance and Investment Center and serves on the REIT Investment Funds advisory board for the McCombs School of Business at the University of Texas, Austin. Mr. McCabe received his B.A. in Finance from the University of Texas, Austin.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. McCabe should serve as a director: his professional background and experience, education, previously held and current senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

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PROPOSALS REQUIRING YOUR VOTE

Verett Mims Age: 59 Director

Ms. Mims has served as a director since April 29, 2021. Ms. Mims is currently the Chief Financial Officer at Blum Capital Partners, L.P., a long-term strategic equity investment management firm where she leads a team of seasoned accounting/finance professionals with responsibility for the Financial, Operations, Compliance and Tax functions of the firm. Prior to joining Blum Capital, Ms. Mims worked at The Boeing Company (NYSE: BA) from 2002 through early 2020. During her 18-year tenure at Boeing, Ms. Mims held several positions including Director, International Finance and the Assistant Treasurer, Global Treasury Operations. Ms. Mims had oversight of the Foreign exchange, commodity and inflation hedging portfolio, cash investments and global banking infrastructure and her notable contributions include the development of tech-driven processes and systems that drove efficiency, multimillion-dollar cost savings, and operational excellence. Prior to Boeing, Ms. Mims spent seven years in sales serving as a strategic advisor to match FX solutions with corporate clients’ risk profiles at Citibank (NYSE: C), NationsBank (NYSE: BAC) and Bank of Montreal (NYSE: BMO) where she pioneered an early Salesforce-like client management system and built a profitable book of business.

Ms. Mims currently serves on the board of Illinois Humanities. She has previously served on the boards of Arts & Business Council of Chicago, San Miguel Schools of Chicago, Illinois Student Assistance Commission, Southern University MBA Board of Advisors, the Muntu Dance Theatre of Chicago, and most recently Steppenwolf Theatre of Chicago.

Ms. Mims holds an M.B.A. from the Stanford University Graduate School of Business, an M.S. in physics from Massachusetts Institute of Technology, and a B.S. in physics from Southern University and A&M College.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Mims should serve as a director: her professional background and experience, extensive education, prior private Board experience, previously held and current senior-executive level positions, and experience in enterprise risk, treasury accounting, and finance.

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PROPOSALS REQUIRING YOUR VOTE

Douglas M. Pasquale Age: 67 Executive Chairman

Mr. Pasquale has served as our Chairman of the Board since May 1, 2015, and as a director since November 7, 2011. In addition, Mr. Pasquale served as our Interim CEO from September 2, 2021 until March 7, 2022. Mr. Pasquale has served as our Executive Chairman since March 7, 2022. Mr. Pasquale is Founder & CEO of Capstone Enterprises Corporation, an investment and consulting firm, since January 1, 2012. With the acquisition of Nationwide Health Properties, Inc. (NYSE: NHP) by Ventas, Inc. (NYSE: VTR) on July 1, 2011, Mr. Pasquale served as Senior Advisor to Ventas’s Chairman and CEO from July 1, 2011 to December 31, 2011. He also served on the Ventas board of directors from July 1, 2011 to May 18, 2017. Prior to Nationwide Health Properties’ acquisition, Mr. Pasquale served as Chairman of the Board of NHP from May 2009 to July 2011, as President and CEO of NHP from April 2004 to July 2011, and as Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale was a director of NHP from November 2003 to July 2011. Mr. Pasquale previously served in various roles (most recently Chairman and CEO) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and CEO of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and CEO of Richfield Hospitality Services, Inc. and Regal Hotels International—North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale serves as a director of: Alexander and Baldwin, Inc. (NYSE: ALEX), a Honolulu - headquartered real estate, materials & road paving and agribusiness company, for which he serves as lead independent director and a member of the Audit Committee and Nominating and Corporate Governance Committee; Terreno Realty Corporation (NYSE: TRNO), an industrial REIT with a focus in six coastal U.S. markets, for which he serves as lead independent director and a member of the Audit and Nominating and Corporate Governance committees; and Dine Brands Global, Inc. (NYSE: DIN), which franchises Applebee’s and IHOP restaurants, for which he serves as the Chairman of the Audit Committee. Mr. Pasquale is a successful leader in the real estate industry with extensive experience and strong skills in management, mergers and acquisitions and strategic planning. Mr. Pasquale received his B.S. degree in Accounting and his M.B.A. degree with highest honors from the University of Colorado.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Pasquale should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

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PROPOSALS REQUIRING YOUR VOTE

Vote required. Directors will be elected by a majority of the votes cast. Any shares not voted, whether by abstention, “broker non - vote” or otherwise, will have no impact on the vote.

Our Corporate Governance Guidelines and bylaws provide a majority voting standard in uncontested director elections. A director nominee will be elected to the Board only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or “withheld” with respect to such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or withheld in such election).

If an incumbent nominee for director fails to receive the required majority vote in a director election, our Corporate Governance Guidelines require that he or she tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee, and, ultimately the Board. Our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election, and will make a recommendation regarding how to act upon the tendered resignation to the full Board, taking into consideration the best interests of the Company and its stockholders. After considering the recommendation of the Nominating and Corporate Governance Committee, the full Board will then act upon the resignation, and will publicly disclose its decision regarding the tendered resignation and its rationale within 90 days of the certification of the election results. If the Board accepts the resignation, the nominee will no longer serve on the Board. If the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal. Notwithstanding the foregoing, the Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee shall have received more votes “against” or “withheld” than “for” his or her election at each of two consecutive annual meetings of stockholders for the uncontested election of directors at which a quorum was present.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2	RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2022. Ernst & Young LLP has audited the financial statements for us since our initial public offering on October 26, 2004.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In selecting Ernst & Young LLP as the Company’s independent registered public accounting firm, the Audit Committee considered many factors, including the quality of its ongoing discussions with Ernst & Young LLP’s representatives, the length of time the firm has been engaged, the appropriateness of fees, the experience and professional qualifications of Ernst & Young LLP, and Ernst & Young LLP’s programs and processes for maintaining its independence. Furthermore, in accordance with SEC rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements to limit the number of consecutive years the lead partner may provide services. For lead audit partners, the maximum number of consecutive years of service in that capacity is five years. We select the Company’s lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussions by the full Audit Committee, members of the Board of Directors and management.

The Audit Committee believes that the continued retention of Ernst & Young LLP as the Company’s independent external auditor is in the best interests of the Company and its stockholders. The Board of Directors believes the Company receives significant benefits from the extensive history Ernst & Young LLP has with the Company. These benefits include:

●	the high quality of their audit work and accounting advice, and their institutional knowledge of our business operations, key risks, accounting policies, financial systems and internal control framework;
●	a competitive fee structure because of Ernst & Young LLP’s familiarity with the Company;
●	the significant time and expense that would be avoided by the Company to onboard a new auditor; and
●	their commitment to maintaining their independence from the Company.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

You can find more information about our relationship with Ernst & Young LLP on page 77 of this proxy statement.

Vote required. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, “broker non - vote” or otherwise, have no impact on the vote.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 3	ADVISORY VOTE (NON - BINDING) ON EXECUTIVE COMPENSATION
The Board of Directors recommends that our stockholders vote FOR the approval (on a non-binding, advisory basis) of the compensation of the NEOs as disclosed in this proxy statement.

Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd - Frank Wall Street Reform and Consumer Protection Act in July 2010 (“Dodd Frank Act”) requires us to submit to our stockholders a non - binding advisory vote to approve the compensation of the NEOs listed in the Summary Compensation Table of this proxy statement, commonly referred to as a “say - on - pay” vote.

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the Annual Meeting:

“Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s 2022 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

As described more fully in the “Compensation Discussion and Analysis” beginning on page 46 of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives through competitive compensation arrangements that, within appropriate risk parameters, provide strong financial incentives for the NEOs to maximize stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus and equity incentive awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of our NEOs’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives. Highlights of the Company’s executive compensation program include the following:

●	We pay for performance. Our executive compensation program is weighted towards performance-based at-risk compensation, rather than fixed compensation. Specifically, the at-risk portion of our executive compensation program is designed to reward performance relative to financial, stockholder return and other metrics that we believe best align management with stockholder interests.
●	We maintain a clawback policy. Each of our NEOs are subject to a compensation recovery policy that provides the Board the ability to recover portions of the executive’s incentive compensation following an accounting restatement due to fraudulent, willful or grossly negligent misconduct.
●	We require our CEO and other executives to have a meaningful ownership interest in the Company. Our executive officer stock ownership policy requires that on or before January 1 of the year following the fourth anniversary of the CEO or other executive officers appointment to such position (i) the CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary, (ii) each Executive Vice President will own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary, and (iii) each Senior Vice President who is considered an “executive officer” will own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary. Our Compensation Committee believes that requiring the CEO and other executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the CEO and other executive officers with those of our stockholders.
●	We maintain a double trigger requirement for acceleration of equity awards in connection with a Change of Control. To best align with our stockholders’ interests, we maintain a “double trigger” (requiring

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PROPOSALS REQUIRING YOUR VOTE

both a change in control and qualifying termination of employment) in order for an employee to receive accelerated vesting of equity awards in connection with a Change of Control.
●	We solicit independent compensation advice. Our Compensation Committee retains FPC, an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

The Compensation Committee and the Board believe that these policies are effective at incentivizing the achievement of the Company’s strong financial performance.

At the 2017 annual meeting, the Company’s stockholders voted in favor of holding annual say-on-pay votes. Our Board of Directors has continued to accept the stockholders’ advisory vote with respect to the frequency of say-on-pay votes, and has resolved to hold annual advisory say-on-pay votes. Accordingly, the next say-on-pay vote will be held at our 2023 Annual Meeting.

Vote required. The affirmative vote of a majority of the votes cast will be required to approve, on a non - binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement. Any shares not voted, whether by abstention, “broker non - vote” or otherwise, have no impact on the vote.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors or the Compensation Committee. Although the vote is non - binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 4	APPROVAL OF THE 2022 PLAN
The Board of Directors recommends that our stockholders vote FOR the approval of the Sunstone 2022 Incentive Award Plan.

INTRODUCTION

We are asking you to approve the Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC 2022 Incentive Award Plan (the “2022 Plan”). On March 15, 2022, our Board of Directors adopted, subject to stockholder approval, the 2022 Plan, pursuant to which we may grant equity and equity-based awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, LTIP Units and other stock or cash based awards to members of our Board of Directors, our employees and consultants, employees and consultants of Sunstone Hotel Partnership, LLC (the “Partnership”) and employees and consultants of our subsidiaries.

The 2022 Plan is intended to replace our 2004 Plan. If the 2022 Plan is approved by our stockholders, the 2004 Plan will terminate as of the date of such approval, and no further awards will be granted under the 2004 Plan; however, the terms and conditions of the 2004 Plan will continue to govern any outstanding awards granted under the 2004 Plan. If the 2022 Plan is not approved, the 2004 Plan will remain in effect.

As of March 15, 2022, the date on which our Board of Directors adopted the 2022 Plan, 129,348 shares of our common stock remained available for grant under the 2004 Plan, and 2,361,117 shares of our common stock were subject to outstanding awards under the 2004 Plan (assuming that all performance-based restricted stock unit awards are paid at maximum). The 2022 Plan authorizes the issuance of the sum of (1) 3,750,000 shares of our common stock, and (2) any shares subject to outstanding awards under the 2004 Plan which, on or after the effective date of the 2022 Plan, are forfeited or otherwise terminate or expire for any reason without the issuance of shares and become available for future issuance under the 2022 Plan pursuant to its terms.  No additional awards will be granted under the 2004 Plan prior to the Annual Meeting.

The closing price of our common stock on March 15, 2022 was $11.33 per share.

STOCKHOLDER APPROVAL

Stockholder approval of the 2022 Plan is necessary in order for the Company to satisfy the terms of the 2022 Plan, to meet the stockholder approval requirements of the New York Stock Exchange and to satisfy the stockholder approval requirement under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) so that the Compensation Committee has the discretion to grant incentive stock options (“ISOs”) under the 2022 Plan. If the 2022 Plan is not approved by stockholders, the 2022 Plan will not become effective, and the 2004 Plan will remain in effect. This would limit our ability to grant stock-settled awards in the future.

Background for Determination of the Share Reserve Under the 2022 Plan

We are asking our stockholders to approve the 2022 Plan because we believe that grants of equity incentive awards are important to our continued growth and success. The purpose of the 2022 Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, and who are expected to contribute to our success and the achievement of our long-term objectives. We believe that the equity-based awards to be issued under the 2022 Plan will motivate recipients to offer their maximum effort to us and will help focus them on the creation of long-term value, consistent with the interests of our stockholders. In addition, we believe we are disciplined in our use of equity incentive awards.

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Commencing with awards granted in 2022, the Compensation Committee determined to transition the Company’s annual grant practices for performance-based equity awards from a program granting time-based awards based on prior performance to a program granting performance-based awards tied to future performance. Furthermore, in an effort to best align the interests of our NEOs with our stockholders, performance-based awards that vest based on multi-year, forward-looking RSR performance constitute 75% of the target value of each of our NEO’s 2022 long-term incentive award.

In determining whether to approve the 2022 Plan, our Board of Directors considered the following:

●	In setting the size of the share reserve under the 2022 Plan, our Board of Directors considered the historical amounts of equity-based awards granted under the 2004 Plan in the past three years. In 2019, 2020 and 2021, equity-based awards representing a total of approximately 701,754 shares, 852,601 shares, and 1,478,874 shares, respectively, were granted under the 2004 Plan, for a three-year average burn rate, based on grants made during 2019 through 2021, of 0.93%, well below Institutional Shareholder Services’ burn rate cap of 2.24% for the real estate industry (with full-value awards counted as having two times the value of other awards and assuming a volatility rate of 43.17%).
●	The Company expects the share authorization under the 2022 Plan to provide enough shares for awards for at least three years, assuming the Company continues to grant awards consistent with its current practices and historical usage, as reflected in its historical burn rate, and further dependent on the price of its shares and hiring activity during the next few years, and noting that future circumstances may require the Company to change its current equity grant practices. The Company cannot predict its future equity grant practices, the future price of its shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2022 Plan could last for a shorter or longer time.
●	Overhang is a commonly used measure to assess the dilutive impact of equity programs. Overhang shows how much existing shareholder ownership would be diluted if all outstanding equity-based awards plus all remaining shares available for equity-based awards were introduced into the market. We calculate overhang by dividing (x) the number of equity-award shares currently outstanding plus the number of equity-award shares available to be granted under the 2022 Plan assuming stockholder approval, by (y) the total shares of common stock outstanding as of March 15, 2022. The 3,750,000 shares to be authorized for issuance under the 2022 Stock Plan would bring our aggregate overhang to approximately 2.2%. The 2022 Plan will enable us to continue to attract and retain top talent and to align our employees’ rewards with those of our stockholders, while also providing us with the flexibility to implement future equity grant practices.

The material features of the 2022 Plan are summarized below. This description is qualified in its entirety by reference to the 2022 Plan, attached as Exhibit A to this proxy statement. We intend to register shares available for issuance under the 2022 Plan on a Registration Statement on Form S-8 under the Securities Act of 1933 as soon as is practicable if we receive stockholder approval.

MATERIAL FEATURES OF THE 2022 PLAN

The 2022 Plan authorizes the Compensation Committee of our Board of Directors (or, if our Board of Directors determines, another committee of our Board of Directors) to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, LTIP Units and other stock or cash based awards within parameters set forth in the 2022 Plan, for the purpose of providing our directors, employees and consultants, employees and consultants of the Partnership and the employees and consultants of our subsidiaries equity compensation, incentives and rewards for superior performance. Some of the key features of the 2022 Plan that reflect our commitment to effective management of incentive compensation are as follows:

●	No Repricing or Replacement of Options or Stock Appreciation Rights. The 2022 Plan prohibits, without stockholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price and (ii) the replacement of an option or stock appreciation right with cash or any other award when the exercise price per share of the option or stock appreciation right exceeds the fair market value of underlying shares.

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●	Share Counting. The 2022 Plan provides that the following shares may not be reused for additional grants under the 2022 Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.
●	Independent Administration. The Compensation Committee, which consists of only independent directors, will administer the 2022 Plan except with respect to awards granted to non-employee directors.
●	Clawback. The 2022 Plan provides that all awards granted pursuant to the 2022 Plan will be subject to the provisions of our clawback policy and any clawback policy that we may implement in the future to the extent set forth therein or in an applicable award agreement.
●	Director Compensation Limits. The 2022 Plan provides that the sum of any cash compensation and the aggregate grant date fair value of all awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year (the “director limit”) may not exceed $750,000 (subject to limited exceptions).
●	No Discounted Awards. The 2022 Plan provides that stock options and stock appreciation rights must be granted at not less than 100% of fair market value on the date of grant.

SUMMARY OF THE PLAN

Administration

The 2022 Plan is administered by our Board of Directors with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants.  Both the Board of Directors and the Compensation Committee may delegate their respective authority and duties to committees of our directors and/or officers (referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under Section 162(m) of the Internal Revenue Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable.

Eligibility

Any employee or consultant of the Company, the Partnership or any subsidiary and any non-employee director of the Company is eligible to participate in the 2022 Plan as selected by the Compensation Committee in its discretion.  As of March 15, 2022, approximately 42 employees, 0 consultants and 6 non-employee directors are eligible to receive awards under the 2022 Plan; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements.

Share Authorization

The 2022 Plan provides that the maximum aggregate number of shares of common stock that may be issued pursuant to awards is equal to the sum of (i) 3,750,000 shares, and (ii) any shares subject to outstanding awards under the 2004 Plan which, on or after the effective date of the 2022 Plan, are forfeited or otherwise terminate or expire for any reason without the issuance of shares and become available for future issuance under the 2022 Plan pursuant to its terms. The maximum number of shares of common stock that may be issued in connection with awards of ISOs under the 2022 Plan is 3,750,000 shares.  Each LTIP unit of the Partnership subject to an award will count as one share for purposes of calculating the aggregate number of shares available for issuance under the 2022 Plan and for purposes of calculating the individual award limits under the 2022 Plan. As of the effective date of the 2022 Plan, no further awards will be granted under the 2004 Plan; provided, however, that awards outstanding under the 2004 Plan as of the effective date of the 2022 Plan will remain outstanding and subject to the terms of the 2004 Plan and the applicable award agreement governing such awards. Under the 2022 Plan, no person may be granted awards covering more than 950,000 shares in any calendar year and the maximum

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aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more awards payable in cash is $5,000,000.  The sum of any cash compensation and the value (determined as of the date of grant) of awards that may be granted to any non-employee director during any calendar year may not exceed $750,000.

If shares subject to an award under the 2022 Plan are forfeited, expire or are settled cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used for new grants under the 2022 Plan.  However the following shares may not be used again for a grant under the 2022 Plan: (i) shares subject to a stock appreciation right (a "SAR") that are not issued in connection with the settlement of the SAR on its exercise, (ii) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, or (iii) shares purchased on the open market with the cash proceeds from the exercise of an option.

To the extent permitted under applicable securities exchange rules without stockholder approval, awards granted under the 2022 Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the 2022 Plan.

Awards

●	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option cannot be less than 100% of the fair market value of the shares of common stock on the date the stock option is granted (or 110% in the case of ISOs granted to certain significant stockholders) except with respect to certain substitute options granted in connection with a corporate transaction. The maximum period in which an option may be exercised will be fixed by the plan administrator but cannot exceed ten years. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.
●	Restricted Stock Units. Restricted stock units (“RSUs”) are contractual promises to deliver shares of our common stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying the RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each vested and nonforfeited RSU.
●	Restricted Stock Awards. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted stock may not be sold or otherwise transferred until all restrictions are removed or expire.
●	Stock Appreciation Rights. The plan administrator also will select the participants who receive SARs under the 2022 Plan. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the 2022 Plan will be settled in cash or shares of common stock, or in a combination of both, as determined by the plan administrator.

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PROPOSALS REQUIRING YOUR VOTE

●	Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.
●	Other Incentive Awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in cash or shares, or are otherwise linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met.
●	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator.
●	LTIP Units. LTIP Units are awards of units of our Operating Partnership intended to constitute “profits interests” within the meaning of the relevant IRS Revenue Procedure guidance. LTIP Units may be granted under the 2022 Plan to the extent authorized under the partnership agreement of the Partnership.

Foreign Participants, Clawback Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any clawback policy implemented by our Company to the extent set forth in such clawback policy and/or in the applicable award agreement.  With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2022 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant, unless otherwise provided by the plan administrator. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2022 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Amendment and Termination

The Board of Directors may amend or terminate the 2022 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the aggregate number of shares available under the 2022 Plan or any individual award limit under the 2022 Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in  exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. In addition, no amendment, suspension or termination of the 2022 Plan may, without the consent of the affected participant, impair any rights or obligations under any previously-granted award, unless the award itself otherwise expressly so provides. No ISO may be granted pursuant to 2022 Plan after the tenth anniversary of the date on which our Board of Directors adopted the 2022 Plan.

Certain Transactions

The plan administrator has broad discretion to take action under the 2022 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2022 Plan and outstanding awards. In the event of a “change in control” of the Company (as defined in the 2022 Plan), to the extent awards are not continued, converted, assumed or replaced by the surviving or successor entity, such awards (other than any award that is regularly

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scheduled to vest based on the attainment of performance-based vesting conditions) will become fully vested and, as applicable, exercisable in connection with the transaction.

Certain Material U.S. Federal Income Tax Consequences

The following is a brief description of the principal United States federal income tax consequences related to grants made under the 2022 Plan and certain other United States federal income tax issues. It is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. A participant will not be subject to tax at the time a non-qualified stock option is granted, and no tax deduction will then be available to the Company. Upon the exercise of a non-qualified stock option, an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise will be included in the participant’s ordinary income and we will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the participant or transferee of the non-qualified stock option as either capital gain or capital loss.

Incentive Stock Options. A participant will not be subject to regular income tax at the time an ISO is granted or exercised, and no tax deduction will then be available to the Company; however, the participant may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the ISO over the exercise price. Upon disposition of the shares acquired upon exercise of an ISO, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the participant has not disposed of the shares within two years after the date of grant or within one year after the date of exercise and has been employed by us at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the participant disposes of the shares without satisfying both the holding period and employment requirements, the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.

We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

LTIP Units. Participants generally are not expected to recognize taxable income at the time of the grant of LTIP Units or the vesting of those units, provided that (i) the LTIP Units qualify as “profits interests” within the meaning of the Code and related IRS guidance; (ii) the participant does not dispose of the LTIP Units within two years of issuance; and (iii) certain other requirements are met. As a holder of LTIP Units, however, a participant will be required to report on his or her income tax return his or her allocable share of our Operating Partnership’s income, gains, losses, deductions and credits in accordance with the partnership agreement of our Operating Partnership, regardless of whether our Operating Partnership actually makes a distribution of cash to the participant. Distributions of money by our Operating Partnership to the participant, on account of all interests in our Operating Partnership held by the participant, will generally be taxable to the participant to the extent that such distributions exceed the participant’s tax basis in such interests in our Operating Partnership. Any such gain generally will be capital gain, but a portion may be treated as ordinary income, depending on the assets of our Operating Partnership at that time. Upon the exchange of the LTIP Units (or the common partnership units into which the LTIP Units may be convertible) for Company shares, or the sale of such units, the participant will generally recognize gain or loss to the extent that the amount the participant receives plus the portion of our Operating Partnership’s liabilities allocated to such units exceeds the participant’s tax basis in such units. The gain generally will be taxable at capital gain rates, but may be subject to tax at higher rates depending on the assets of our Operating Partnership at the time of such disposition. The tax consequences may be similar with respect to any redemption by our Operating Partnership of such interests in exchange for cash. Generally, no deduction is available to us upon the grant, vesting or disposition of the LTIP Units.

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PROPOSALS REQUIRING YOUR VOTE

Other Grants. The current federal income tax consequences of other grants authorized under the 2022 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse; and RSUs, dividend equivalents, and unrestricted stock are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid (other than employment taxes which are generally owed at the time such compensation is deferred or vested). In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.

Section 162(m) of the Internal Revenue Code. Section 162(m) generally places a $1,000,000 annual limit on a publicly held corporation’s tax deduction for compensation paid to certain executive officers. Prior to the enactment of the Tax Cuts and Jobs Act, this limit did not apply to compensation that satisfied the applicable requirements for the “qualified performance-based compensation” exception to the Section 162(m) deductibility limitation. However, under the Tax Cuts and Jobs Act enacted in 2017, effective for tax years commencing after December 31, 2017, the performance-based compensation exception, and our ability to rely on this exception, were eliminated (other than with respect to certain grandfathered arrangements in effect on November 2, 2017), and the limitation on deductibility generally was expanded to include all named executive officers.

We are organized as a REIT under the Code and generally are not subject to federal income taxes, to the extent that we distribute to our stockholders an amount at least equal to our REIT taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company, provided that we continue to distribute 100% of our REIT taxable income to our stockholders.

Section 280G of the Internal Revenue Code. If awards under the 2022 Plan are granted, vest or are paid contingent on a change in control or a subsequent termination of employment, some or all of the value of the award may be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code, which would result in the imposition of a 20% federal excise tax on the recipients of the excess parachute payments and a loss of our deduction for the excess parachute payments.

Section 409A of the Internal Revenue Code. Certain types of awards under the 2022 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2022 Plan and awards granted under the 2022 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2022 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Other than with respect to awards to non-employee directors, because grants under the 2022 Plan are generally within the discretion of the Compensation Committee, it is not possible to determine the future grants that will be made under the 2022 Plan.

As described below under “Director Compensation,” pursuant to our director compensation arrangements, our non-employee directors receive annual stock retainers. The table below sets forth the aggregate grant value that all non-employee directors as a group are expected to receive in 2022 pursuant to our current director compensation

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arrangements. If our stockholders do not approve the 2022 Plan, we expect that sufficient shares will remain available for grant to our non-employee directors at the Annual Meeting under the 2004 Plan.

	Dollar		Number of
Name and Position	Value		Units
Named Executive Officers:
Douglas M. Pasquale, Interim CEO	$—		—
Bryan A. Giglia, EVP - CFO	$—		—
Robert C. Springer, EVP - CIO	$—		—
David M. Klein, EVP - General Counsel	$—		—
Christopher G. Ostapovicz, SVP- COO	$—		—
John V. Arabia, Former President and CEO	$—		—
Marc A. Hoffman, Former EVP - COO	$—		—
All current executive officers, as a group	$—		—
All current non-executive officer directors, as a group	$630,000	(1)	—	(2)
All non-executive officer employees as a group	$—		—

(1)	Includes fully vested stock awards, each having a value equal to $105,000, expected to be granted to each of our six non-employee directors on or after the date of the 2022 Annual Meeting.
(2)	The number of shares of fully vested stock to be granted to non-employee directors on the date of the 2022 Annual Meeting is not determinable at this time.

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COMPANY INFORMATION

CORPORATE GOVERNANCE

In light of applicable legal requirements, such as the Sarbanes - Oxley Act of 2002 and related rules promulgated by both the NYSE and the SEC, we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. A copy of our Corporate Governance Guidelines is available in the Corporate Governance section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

We have also established conflict of interest and other policies to serve the long - term interests of our stockholders and further align the interests of our directors and management with our stockholders.

CONFLICT OF INTEREST POLICY

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving the Company and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, which requires, among other things, that directors, officers and employees act with integrity. The Code of Business Conduct and Ethics also prohibits our directors, officers and employees from taking (or directing to a third party) a business opportunity that is originated through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information, or position for personal gain. The Code of Business Conduct and Ethics is posted in the Corporate Governance section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

POLITICAL CONTRIBUTIONS POLICY AND TRADE ASSOCIATION MEMBERSHIPS

It is the Company’s policy that funds are not used directly to contribute to candidates, campaigns and political party committees. The Legal Department oversees compliance with our Company policy and may make exceptions where permissible under law and regulations. However, we are a member of certain industry associations which have a fee for membership or contribution for specific activities. The Company believes participation in these industry associations provides the opportunity to enhance stockholder value through involvement in public policy processes, networking, building of business skills, sharing collective best practices and monitoring industry policies and market trends. Pursuant to the Company’s Code of Business Conduct and Ethics, total Company contributions for political advocacy purposes are reported as less than $25,000 in 2021.

PLEDGING AND HEDGING POLICIES

We maintain pledging and hedging policies applicable to our directors, officers and other employees (collectively referred to in this section only as “insiders” and individually as an “insider”).

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Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without the insider’s consent by the broker if the insider fails to meet a margin call or by the lender in foreclosure if the insider defaults on the loan. Because a margin or foreclosure sale may occur at a time when the insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero - cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate an insider’s ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements. Therefore, the Company prohibits insiders from any hedging transactions.

CORPORATE RESPONSIBILITY: ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

Purpose and Governance of ESG Initiatives

We are committed to ensuring ESG initiatives are part of our operating and investment strategies. We continuously seek opportunities to invest in renovations, implement initiatives intended to reduce energy, water and waste impacts, enhance the overall environment and well-being of guests and associates at our properties, and improve the local communities in which we conduct business or own hotels. As owners of Long-Term Relevant Real Estate®, we take a holistic view in investing in our assets, balancing the best interests of our stockholders, the environment, our employees, the hotel associates and the communities in which we own hotels. Our commitment to the promotion and advancement of ESG initiatives support our holistic view and strengthens Board and management accountability.

Board of Directors and Management Oversight. Our Board of Directors understands how environmental and social issues may impact the long-term interests of our stockholders and stakeholders. The Board of Directors has assigned our Nominating and Corporate Governance Committee with direct oversight of the Company’s ESG-related objectives, policies, procedures and evaluation of risks and opportunities, including those related to climate change, resource scarcity, Diversity, Equity and Inclusion (“DE&I”), board refreshment and human rights. To ensure our ESG initiatives are continuously managed and integrated into our business strategy, we have an ESG Committee composed of dedicated internal resources and external advisors. Our ESG Committee is responsible for evaluating potential ESG risks and opportunities that have been identified as focus items by our stockholders, leading ESG frameworks and ESG rating agencies. Additionally, our ESG Committee is responsible for reviewing all ESG-related policies outlined in this section annually. Our ESG Committee reports to the Nominating and Corporate Governance Committee quarterly and to the entire Board of Directors annually.

Disclosures and Transparency. As part of our strong corporate governance, we aim to provide transparent disclosures to our stakeholders. In 2021, we published our annual Corporate Responsibility Report which provides details on our ESG program, including strategy, performance statistics, initiatives, alignment with the United Nations Sustainable Development Goals and our 2025 reduction targets. We published disclosures in-line with leading ESG frameworks, including the Sustainability Accounting Standards Board (“SASB”), the Global Reporting Initiative (“GRI”) and the Task Force on Climate-related Financial Disclosures (“TCFD”).

Our Corporate Responsibility Report, SASB, GRI and TCFD disclosures are posted in the Corporate Responsibility section of our website at www.sunstonehotels.com. Our Environmental Policy, Human Rights & Labor Rights Policy and Vendor and Business Partner Code of Conduct are also posted in the Corporate Responsibility section of our website. In addition, a hard copy of these policies will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. The contents posted on, or accessible through, our website are not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.

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COMPANY INFORMATION

Environmental Sustainability

Sunstone is committed to promoting environmental sustainability and protecting the natural resources that support our hotel operations and our corporate office. Sunstone’s comprehensive environmental efficiency program is designed to make our hotels more energy efficient, reduce carbon emissions and create a resilient and eco - friendly environment, while still enhancing profitability at our hotels.

Climate Change, Resiliency and Risk Mitigation. We focus on assessing and minimizing the physical, transitional, regulatory and market risks associated with climate change. Our environmental efficiency program includes retro - fitting lighting systems with new LED fixtures, guestroom “smart” thermostats that adjust room conditions based on whether the room is occupied or not, removable flood mitigation barriers at high-risk locations, central plant efficiency upgrades, bulk amenity dispensers for guestrooms, food waste prevention strategies, water recycling for laundry operations or laundry outsourcing, low - flow toilet systems, electric vehicle charging and renewable solar energy.

Sunstone is committed to seeking and investing in new ESG innovations and practices to implement across our portfolio, including low-carbon solutions, initiatives to reduce the environmental footprint of our hotels and programs that result in positive community impact.

Environmental Sustainability Management. Our environmental sustainability program and initiatives include monitoring, reporting and investing in efficiency programs and operating procedures. We have an Environmental Policy designed to identify our environmental impact, drive sustainability within our portfolio and raise environmental awareness among our stakeholders. We have adopted an ISO 14001 aligned Environmental Management System (“EMS”) that is integrated across all Company departments and is designed to monitor performance and risks. We also seek to continuously improve our EMS by setting performance goals, collecting, reviewing and monitoring environmental data, and reporting on environmental performance throughout our entire portfolio.

Social Responsibility

We strive to create a healthy and supportive workplace for Sunstone employees, including the establishment of a safe, inclusive and accommodating work environment, together with competitive wages and benefits, and career development opportunities. We also work with our hotel brands and operators to offer the financial resources that enable them to provide the same support for hotel associates. Furthermore, we seek to support the communities where we work and own hotels through community outreach programs and fundraising efforts.

Social Responsibility Governance. We maintain a Human Rights & Labor Rights Policy, Code of Business Conduct and Ethics and a Vendor and Business Partner Code of Conduct. All three policies are designed to drive social impact including DE&I and to raise social responsibility and awareness among our stakeholders. Our program and initiatives include addressing social responsibility at our corporate office, our hotels and the communities in which we work and own hotels.

In our Human Rights & Labor Rights Policy, we outline our aim to ensure that our operations and our portfolio of properties adhere to the principles defined in the UN Universal Declaration of Human Rights and the UN Guiding Principles on Business and Human Rights, and comply with all applicable human rights and labor rights laws. Likewise, our Vendor and Business Partner Code of Conduct encourages our suppliers, vendors, tenants and all other business partners to operate in a manner that seeks to minimize environmental and social risks and the impacts of their products and services.

Community Engagement. Sunstone’s Community Involvement Program aims to improve community health and well-being, provide assistance or support in case of disaster, and support charities and community groups. Our employees and Board of Directors have the opportunity to donate to qualifying organizations through our Matching Charitable Gifts Program. In response to the COVID-19 pandemic and particularly when operations at the majority of our hotels were temporarily suspended, Sunstone recognized the importance of supporting our hotel associates and the local communities in which our hotels are located. As part of our Hotel Associate Food Assistance Program, the Company spent approximately $225,000 in 2021 on food drives for working and furloughed hotel associates across several of our hotels.

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COMPANY INFORMATION

Diversity, Equity and Inclusion. Sunstone recognizes the value of different perspectives, backgrounds and experiences in our workplace, and seeks to foster a Company culture of belonging, where all employees are comfortable to be their authentic selves. We are a signatory to the CEO Action for Diversity & Inclusion™ pledge to promote DE&I in the workplace and we created a management led DE&I Committee in 2020 for advancing our DE&I commitment. In 2021, 100% of Sunstone employees participated in unconscious bias and microaggressions training through interactive workshops.  At December 31, 2021, we had 42 employees, of which 40% identified as female and 60% identified as male. Additionally, 24% of our workforce identified as being from an underrepresented community.

Hotel Associate Health, Safety and Well-Being. Throughout our portfolio, we aim to protect and promote our guests and hotel associates’ health, safety and well-being. We worked diligently to ensure all hotels have updated safety, cleaning and sanitizing protocol and procedures. We also deployed a portfolio-wide emergency preparedness program that requires every hotel to have an emergency protocol, as well as on-hand equipment to promote the safety of hotel associates and guests and to mitigate loss and damage in the event of a catastrophe.

We fully support and encourage all of our operators to adopt and abide by the principles of the American Hotel & Lodging Association’s 5-Star Promise. This promise enhances policies, trainings and resources related to the safety of hotel associates and guests. Sunstone has deployed employee safety devices in nearly all our hotels in alignment with initiatives by third-party managers and franchisors.

INDEPENDENCE OF DIRECTORS AND COMMITTEES

Although the Board of Directors does not have a formal policy as to whether the chairman should be an independent director, an affiliated director, or a member of management, the roles of chairman and CEO were held separately from our inception in October 2004 until September 2021. In September 2021, following the separation with our former CEO, our Chairman of the Board, Douglas M. Pasquale, was appointed as our Interim CEO. Prior to his appointment as Interim CEO, Mr. Pasquale resigned from all of his committee assignments, which included the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors determined that it was in the best interests of the Company and its stockholders to combine the roles of Interim CEO and Chairman of the Board to provide stability while the Company conducted a search for and hired a new CEO. On March 7, 2022, a new CEO was named and Mr. Pasquale transitioned from Interim CEO to the Company’s Executive Chairman. We currently do not have a lead independent director.

The Board of Directors has determined that a majority of the current Board of Directors is independent as defined under the NYSE’s rules and that a majority of the Board of Directors will be independent if the slate of directors up for election in Proposal 1 of this proxy statement are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to these and additional independence requirements.

To be considered independent under the NYSE’s rules, the Board of Directors must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities).

The Board of Directors undertakes on an annual basis a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board of Directors considers the transactions and relationships between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships and Related Party Transactions” below. The Board of Directors also examines transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that such director is independent.

As a result of this review, the Board of Directors affirmatively determined that each member of the Board of Directors, other than Mr. Pasquale, is independent of Sunstone and its management under the independence standards of the NYSE.

2022 Proxy Statement	35

COMPANY INFORMATION

THE BOARD OF DIRECTORS LEADERSHIP STRUCTURE

From May 1, 2015 to present, Mr. Pasquale has served as our Chairman of the Board, from September 2, 2021 to March 7, 2022, Mr. Pasquale also served as our Interim CEO, and from March 7, 2022 to present Mr. Pasquale now serves as our Executive Chairman. Assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting, we expect Mr. Pasquale will continue to serve as our Executive Chairman.

Historically, the role of the Chairman of the Board or lead independent director is to coordinate the activities of the independent directors, coordinate with the CEO, or management, and the corporate secretary to set the agenda for Board of Directors’ meetings, chair executive sessions of the independent directors, provide leadership to the Board of Directors and uphold high corporate governance and ethical standards, communicate effectively with management on a regular basis, provide support and advice to the CEO and management, facilitate communication between and among the independent directors and management, take a lead role in the Board of Director’s self - assessment and evaluation processes, and perform the other duties either specified in the Corporate Governance Guidelines or assigned from time to time by the Board of Directors. In his previous capacity as Interim CEO and Chairman of the Board and current capacity as Executive Chairman, Mr. Pasquale continues to fulfill the duties identified above.

Furthermore, our Board of Directors currently has six independent members and one non - independent member, Mr. Pasquale. Assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting, our Board of Directors will continue to have six independent members and one non - independent member. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We currently have four Board of Directors committees comprised solely of independent directors.

Our Board of Directors believes its leadership structure is appropriate as it effectively allocates authority, responsibility and oversight between management and the independent members of our Board of Directors. It accomplishes this by giving primary responsibility for the operational leadership and strategic direction of the Company to our management, while facilitating our Board of Directors’ independent oversight of management, promoting communication between management and our Board of Directors, and supporting our Board of Directors’ consideration of key governance matters.

RISK OVERSIGHT

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes, which includes a review of all enterprise risks, including cybersecurity risks, on behalf of the full Board of Directors. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. Once a year, management provides its quarterly risk assessment to the entire Board of Directors. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for the day - to - day risk management processes. The Audit Committee also conducts confidential executive sessions with our external auditors and internal auditors. We, together with the Board of Directors, believe this division of responsibilities is the most effective approach for addressing the risks facing the Company.

Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures and has met with management to review and confirm that our compensation programs do not create incentives to our employees to take excessive or inappropriate risks that could have a material adverse effect on the Company. We believe that features of our programs, including the mix of long- and short - term incentives and equity grants, as well as our internal financial and legal controls, appropriately mitigate the risk of employees taking actions that may benefit the employee in the short-term, but ultimately harm the Company.

Our Nominating and Corporate Governance Committee oversees risk management as it relates to our ESG program, including climate change, resource scarcity, DE&I, board refreshment and human rights. The

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COMPANY INFORMATION

Company’s ESG Committee is responsible for incorporating the ESG program into the overall Company risk assessment provided quarterly to the Audit Committee. The Nominating and Corporate Governance Committee receives reports from management at least quarterly regarding the Company’s ESG program and performance. Once a year, management provides an ESG program update, including associated risks, to the entire Board of Directors.

Our Board of Directors oversees the corporate culture of the Company and assesses its effectiveness on advancing the Company’s strategy. To assess culture and any potential risks, among other actions, the independent members of the Board of Directors regularly confers with the Company’s General Counsel who oversees the Company’s human resources. Additionally, the Board of Directors has direct access to all Company employees and is able to communicate with individuals as needed.

DIRECTOR ATTENDANCE AT MEETINGS

Each of our directors is encouraged to attend each annual meeting of stockholders and all meetings of the Board of Directors. The Board of Directors held eleven Board of Directors meetings and acted by written consent seven times in 2021. The Compensation Committee acted by written consent two times in 2021. During 2021, all directors attended 100% of the committee meetings on which they served during the periods in which they served on such committees. All directors attended each Board of Director meeting, except one director who missed one meeting, and two directors who recused themselves from one meeting due to a conflict of interest (such attendance was greater than 75% for each director). Although we do not have a policy requiring directors to attend our annual meetings of stockholders, all of our directors virtually attended our annual meeting of stockholders in 2021.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS AND NON - EMPLOYEE DIRECTORS

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. Stockholders should provide proof of stock ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board of Directors. In addition, any interested party who wishes to communicate directly with our non - employee directors may address such communication to the independent directors at the mailing address of the Company’s executive offices at 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. All communications will be received and processed on a confidential basis by the Secretary and then directed to the appropriate non - employee director(s). From time to time our non-employee directors meet with our stockholders.

During 2021, our Executive Chairman, Mr. Pasquale, met with investors on a regular basis following the Company’s separation from our former CEO and Mr. Pasquale’s transition to Interim CEO.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors complements its oversight responsibilities through the following four standing committees, each of which is briefly described below: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Investment Committee. The Company also established an ad hoc Communications Committee during the CEO transition in 2021 and a Search Committee in connection with selecting our new CEO, each of which has since been dissolved. Each of our standing committees has a charter, current copies of which may be viewed in the Corporate Governance section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

2022 Proxy Statement	37

COMPANY INFORMATION

Compensation Committee

As of March 17, 2022, the members of our Compensation Committee are:

Members	The Compensation Committee Responsibilities
Andrew Batinovich; Monica S. Digilio, who serves as the chair; and Kristina M. Leslie.

✔

The Compensation Committee determines compensation and benefits for all NEOs, directors and committees; oversees our equity compensation plans; and assists in the establishment of compensation policies applicable to employees generally.

✔

The Compensation Committee held four regularly scheduled meetings, five special meetings and acted twice by written consent during 2021.

For the majority of 2021, the Compensation Committee included Mr. Baird, Mr. Batinovich (who served as the chair), Ms. Digilio and Mr. Pasquale. In the third quarter of 2021, Mr. Baird and Mr. Pasquale resigned from the Compensation Committee and Ms. Leslie joined the Compensation Committee. On January 1, 2022, Ms. Digilio was appointed as the chair.

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COMPANY INFORMATION

Audit Committee

As of March 17, 2022, the members of our Audit Committee are:

Members	The Audit Committee Responsibilities
Andrew Batinovich; Kristina M. Leslie, who serves as the chair; and Verett Mims.

✔

Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purpose to include oversight of:

✔

the integrity of our financial statements;

✔

the effectiveness of our internal control over enterprise risks, including financial reporting and cybersecurity risks;

✔

our compliance with legal and regulatory requirements;

✔

the independent auditors’ qualifications and independence;

✔

the performance of the independent auditors and our internal audit function; and

✔

preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

✔

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

✔

The Board of Directors has determined that all of the current members of the Audit Committee are qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board of Directors considered the following qualifications: (a) understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

✔

The Audit Committee held four meetings during 2021.

At the beginning of 2021, the Audit Committee included Mr. Baird, Mr. Batinovich, Ms. Digilio and a former member of the Board of Directors, Keith P. Russell who served as the chair. Mr. Russell did not stand for reelection and his term expired at the 2021 Annual Meeting. At the 2021 Annual Meeting, Mr. Baird resigned from the committee while Ms. Leslie and Ms. Mims joined the committee, and Mr. Batinovich was appointed as the chair. In the third quarter of 2021, Ms. Digilio resigned from the committee, and Ms. Leslie was appointed as the chair.

2022 Proxy Statement	39

COMPANY INFORMATION

Nominating and Corporate Governance Committee

As of March 17, 2022, the members of our Nominating and Corporate Governance Committee are:

Members	The Nominating and Corporate Governance Committee Responsibilities
W. Blake Baird, who serves as the chair; Monica S. Digilio; and Murray J. McCabe.

✔

The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to select and to recommend to the Board of Directors, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating Board of Directors committee members, reviewing our Corporate Governance Guidelines, assisting with the annual evaluation of the Board of Directors and approving certain transactions involving a conflict of interest. The Nominating and Corporate Governance Committee is also responsible for overseeing the Company’s policies, programs and strategies related to the ESG program, including corporate responsibility, environmental stewardship, responsible investment, corporate citizenship, human rights, human capital management and other social and public matters of significance to the Company. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

✔

In connection with its annual process for identifying directors to nominate or re - nominate, or to be recommended to the Board of Directors for nomination or re - nomination, the Nominating and Corporate Governance Committee considers the following criteria:

✔

Personal qualities and characteristics, accomplishments and reputation in the business community;

✔

Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

✔

Ability and willingness to commit adequate time to Board and committee matters;

✔

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

✔

Diversity of gender, underrepresented communities, viewpoints, background, experience and other demographics; and

✔

Representation of significant stockholders and the purpose and nature of the interests represented.

✔

The Nominating and Corporate Governance Committee held four regularly scheduled meetings and two special meetings during 2021.

At the beginning of 2021, the Nominating and Corporate Governance Committee included Mr. McCabe, Mr. Pasquale who served as the chair and a former member of the Board of Directors, Keith P. Russell. Mr. Russell did not stand for reelection and his term expired at the 2021 Annual Meeting. At the 2021 Annual Meeting, Mr. Baird joined the committee. During the third quarter of 2021, Mr. Pasquale resigned from the committee, Ms. Digilio joined the committee, and Mr. Baird was appointed as the chair.

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COMPANY INFORMATION

Investment Committee

As of March 17, 2022, the members of our Investment Committee are:

Members	The Investment Committee Responsibilities
W. Blake Baird; Andrew Batinovich, who serves as the chair; Murray J. McCabe; and Verett Mims.

✔

The Investment Committee was formed in September 2021 to provide oversight and guidance to the Company’s management regarding the Company’s overall investment strategy.

✔

The Board of Directors has delegated to the Investment Committee the responsibility for evaluating, reviewing and recommending that the Board of Directors approve certain asset acquisitions, investments and dispositions.

✔

The Investment Committee held three meetings during 2021.

2022 Proxy Statement	41

COMPANY INFORMATION

Board Refreshment. Our Board of Directors remains committed to active board refreshment to ensure optimal board structure, composition and diversity. The Nominating and Corporate Governance Committee focuses on obtaining a desired mix of skills, experience, perspective and diversity relevant to the Company’s strategic direction. The Nominating and Corporate Governance Committee recommends, among other things, whether the existing Board of Directors contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board of Directors for re - nomination and whether the Board of Directors should be enlarged to include additional directors.

The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board of Directors or senior management. The Nominating and Corporate Governance Committee may also retain a third - party search firm to identify candidates. The Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the same manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our bylaws for stockholder proposals. In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the Committee nominate for election to the Board of Directors all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Commitment to Diversity at the Company and on the Board. The Company is committed to diversity at the Board level. Our Board considers diversity, including gender, ethnicity and other underrepresented communities when considering nominations to the Board and will continue to endeavor to include women, individuals from minority groups and underrepresented communities in the qualified pool from which new director candidates are selected. The Board’s objective is to have a Board comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders.

Current Committee Membership. The table below summarizes the membership information for the committees of the Board of Directors as of March 17, 2022:

Nominating and
Corporate
	Compensation	Audit	Governance	Investment
Mr. Baird			C	M
Mr. Batinovich (F)	M	M		C
Ms. Digilio	C		M
Ms. Leslie (F)	M	C
Mr. McCabe			M	M
Ms. Mims (F)		M		M
Mr. Pasquale (1)

C = Chair M = Member

F = Audit Committee Financial Expert

(1)	Mr. Pasquale resigned from all of his committee assignments upon his appointment as Interim CEO.

The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, periodically reviews and modifies committee appointments.

Executive Sessions of the Board of Directors. The Board of Directors held executive sessions at least once each quarter in 2021 and held other meetings relating to corporate governance during the year. Following the Annual Meeting, we expect that all of our directors will continue to be members of the Board of Directors, and that Mr. Pasquale will continue to preside over executive sessions of the directors, other than while acting as Executive Chairman until September 1, 2022, during which time executive sessions will continue to be held both with and without Mr. Pasquale.

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STOCK OWNERSHIP

STOCK OWNERSHIP REQUIREMENTS

We maintain a stock ownership policy for our executive officers because we believe that requiring our executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the executive officers with those of our stockholders (i.e., the executive officer will experience the same downside risk and upside potential as our stockholders experience). The policy provides that, on or before January 1 of the year following the fourth anniversary of the CEO’s appointment to such position, the CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below). The policy further provides that, on or before January 1 of the year following the fourth anniversary of the other executive officer’s appointment to such position, each executive officer will own and retain shares of the Company’s common stock having a value equal to at least: (i) three times for Executive Vice Presidents, and (ii) two times for Senior Vice Presidents, his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below).

We also maintain a stock ownership policy for our non-employee directors, under which each existing non-employee director, on or before January 1 of the year following the third anniversary of such director’s election to the Board of Directors, is required to hold stock valued at no less than three times the amount of the annual cash retainer paid to such director. In February 2022, we updated our stock ownership policy on a forward basis for our non-employee directors under which each existing non-employee director, on or before January 1 of the year following the fifth anniversary of such director’s election to the Board of Directors, is required to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director.

To determine compliance with the stock ownership guidelines, (a) we include, in addition to shares the individual director or executive officer owns outright, time-based restricted shares of Company stock  and (b) we calculate the value of each individual’s stock holdings based on the average closing price on the NYSE of the Company’s common stock for the year ended immediately prior to the applicable January 1 determination date.

As of January 1, 2022, each of our executive officers (other than Mr. Pasquale) and each applicable non-employee member of the Company's Board of Directors (other than Mses. Leslie and Mims) met or exceeded the stock ownership requirements. Mr. Pasquale met or exceeded the stock ownership requirements for the Board of Directors. Based on the policy in place as of January 1, 2022, Mses. Leslie and Mims, both of whom joined the Board of Directors in 2021, must achieve compliance by January 1, 2025.

2022 Proxy Statement	43

STOCK OWNERSHIP

SECURITY OWNERSHIP BY DIRECTORS, NAMED EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 2, 2022 with respect to (a) each director and director nominee, (b) each NEO, (c) all of our directors and NEOs as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 219,490,509 shares of common stock outstanding as of March 2, 2022.

Unless otherwise indicated, the address of each person is 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618.

	Number of
	Shares of	Percentage of
Name of Beneficial Owner	Common Stock	Common Stock (1)
Douglas M. Pasquale, NEO and Director (2)	359,000	0.16%
Bryan A. Giglia, NEO (3)	535,857	0.24%
Robert C. Springer, NEO (4)	477,856	0.22%
David M. Klein, NEO (5)	198,939	0.09%
Christopher G. Ostapovicz, NEO (6)	137,763	0.06%
John V. Arabia, NEO (7)	1,000,743	0.46%
Marc A. Hoffman, NEO (7)	389,117	0.18%
Andrew Batinovich, Director	96,758	*
Murray J. McCabe, Director	66,152	*
W. Blake Baird, Director	53,210	*
Monica S. Digilio, Director	20,823	*
Kristina M. Leslie, Director	8,353	*
Verett Mims, Director	8,353	*
All directors and executive officers as a group	3,352,924	1.53%
The Vanguard Group (8)	32,275,293	14.70%
BlackRock, Inc. (9)	21,161,027	9.64%
T. Rowe Price Associates, Inc. (10)	12,792,423	5.83%

*	Represents less than 0.1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, LLC.
(1)	Based on total outstanding shares of common stock of 219,490,509.
(2)	The number of shares of our common stock listed here includes 199,291 unvested shares of restricted stock granted under the 2004 Plan which are subject to forfeiture if the vesting criteria are not satisfied.
(3)	The number of shares of our common stock listed here includes 261,288 unvested shares of restricted stock granted under the 2004 Plan which are subject to forfeiture if the vesting criteria are not satisfied and excludes up to 280,476 unvested performance-based restricted stock units.

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STOCK OWNERSHIP

(4)	The number of shares of our common stock listed here includes 221,695 unvested shares of restricted stock granted under the 2004 Plan which are subject to forfeiture if the vesting criteria are not satisfied and excludes up to 237,410 unvested performance-based restricted stock units.
(5)	The number of shares of our common stock listed here includes 150,532 unvested shares of restricted stock granted under the 2004 Plan which are subject to forfeiture if the vesting criteria are not satisfied and excludes up to 154,594 unvested performance-based restricted stock units.
(6)	The number of shares of our common stock listed here includes 131,670 unvested shares of restricted stock granted under the 2004 Plan which are subject to forfeiture if the vesting criteria are not satisfied and excludes up to 176,680 unvested performance-based restricted stock units.
(7)	The number of shares beneficially owned is based on the Company’s records as of their respective dates of separation for the Company’s former Director, President and Chief Executive Officer, John V. Arabia, and former Executive Vice President and Chief Operating Officer, Marc A. Hoffman.
(8)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(9)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(10)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

2022 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview. This Compensation Discussion and Analysis explains our compensation philosophy and policies that applied in 2021 to our NEOs listed in the Summary Compensation Table below. It explains the structure and rationale associated with each material element of the compensation program for the NEOs, describes the actual compensation paid to our NEOs for 2021, and provides important context for the more detailed disclosure relating to our NEOs in the compensation tables following this Compensation Discussion and Analysis.

Our Current NEOs for 2021 included Messrs. Pasquale, Giglia, Springer, Klein and Ostapovicz. In addition, per SEC Rules, our former President and CEO, John V. Arabia, and our former Executive Vice President and COO, Marc A. Hoffman, were also NEOs for 2021.

The Board of Directors and our Compensation Committee consider it our responsibility to structure our compensation program in a way that is highly aligned with the interests of our stockholders. Although the advisory stockholder vote on executive compensation is non - binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when making future compensation decisions for NEOs. At our 2021 annual meeting of stockholders, 95.2% of votes cast were in favor of our “say-on-pay” proposal. The members of the Compensation Committee believe that the stockholder vote on our 2021 “say - on - pay” proposal endorses the Company’s compensation program; however, the Compensation Committee endeavors to continuously improve the Company’s compensation program to more closely align compensation with the interests of our stockholders. For example, in response to feedback from stockholders, in 2019 the Compensation Committee adopted a Compensation Recovery Policy (“Clawback Policy”), and eliminated single trigger acceleration for unvested equity awards in connection with a change of control. The Compensation Committee believes that these changes further align management with the long-term interests of our stockholders. Following the 2017 advisory vote on the frequency of say-on-pay votes, our Board of Directors resolved to continue to hold annual say-on-pay votes. Following the say-on-pay vote at the Annual Meeting, the next say-on-pay vote will be held in 2023. The next advisory vote on frequency of say-on-pay votes will also be held in 2023.

In addition, the Compensation Committee seeks to attract, motivate and retain Sunstone’s NEOs through competitive compensation arrangements that the Compensation Committee believes, within appropriate risk parameters, provide strong financial incentives for the NEOs to maximize stockholder value.

With respect to our NEOs, our executive compensation program is weighted towards variable, rather than fixed, compensation. Specifically, all at-risk compensation, including annual cash bonuses, are designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and in terms of relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s contributions to the Company. The Compensation Committee has also designed the compensation program for NEOs to reward our NEOs at levels that the Compensation Committee believes to be competitive for companies in its industry, including in part, a review of NEOs compensation levels at certain companies in a peer group, as identified below.

In 2022, our Compensation Committee made significant changes to the Company’s long-term incentive compensation program. Commencing with awards granted in 2022, the Compensation Committee determined to transition the Company’s annual grant practices for performance-based equity awards from a program granting time-based awards based on prior performance to a program granting performance-based awards tied to future performance.  As a result of this change, in order to bridge the transition period between the old and new programs, in addition to annual awards consisting of time-based restricted stock (25%) and performance-based restricted stock unit awards tied to future performance (75%), the awards granted by the Compensation Committee in 2022 included one-time transition awards for each NEO in the form of an award of time-based restricted stock that vests over a two-year period and an award of performance-based restricted stock units eligible to vest over a two-year performance period allowing the Company to maintain the same level of target stock compensation throughout the transition period. A summary of the key plan features and the transition awards is provided below:

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COMPENSATION DISCUSSION AND ANALYSIS

Historic	One-Time Transition Grants Made	New
Long-Term Equity	in 2022 to Hold Target Compensation	Long-Term Equity
Incentive Program	Constant for 2023 & 2024	Incentive Program
● Backward-looking	● Forward-looking	● Forward-looking
● Granted in arrears	● Granted at the outset of the performance period	● Granted at the outset of the performance period
● Three and five-year trailing performance periods	● Two-year performance period (67% of total award)	● Three-year performance period (75% of total award)
● 80% of award is based on achievement of Company performance metrics	● Two-year time-based vesting (33% of total award)	● Three-year time-based vesting (25% of total award)
● 20% of award is based on achievement of NEO's individual performance objectives	● 100% of performance-based award vests based on RSR vs. FTSE Nareit Lodging Index	● 100% of performance-based award vests based on RSR vs. FTSE Nareit Lodging Index

Company Highlights

We improved the quality of our portfolio by focusing on Long-Term Relevant Real Estate®:

●	Hotel Acquisitions. We acquired two newly-developed hotels, the Montage Healdsburg and the Four Seasons Resort Napa Valley for a combined acquisition price of $442.5 million, including roughly 20 acres of vineyards across the two properties. Additionally, as part of the Four Seasons Resort Napa Valley acquisition, we acquired the Elusa winery along with the inventory of prior wine vintages. These two resorts are expected to have a combined RevPAR over 300% above the remainder of our comparable portfolio, which further advances the Company’s strategy of owning a portfolio of Long-Term Relevant Real Estate®.
●	Hotel Dispositions. We sold two hotels, the Renaissance Westchester and the Embassy Suites La Jolla for a combined sale price of $245.5 million. The disposition of the Renaissance Westchester for $18.8 million further consolidated our portfolio into Long-Term Relevant Real Estate®, while the disposition of the Embassy Suites La Jolla for $226.7 million demonstrated the ability to generate significant value from the ownership of Long-Term Relevant Real Estate®.
●	Capital Investment. We completed approximately $63.7 million of capital improvements throughout the portfolio, including a new 7,000 square foot indoor event space at the Boston Park Plaza; a total redesign of the ground floor food and beverage options at the Hilton San Diego Bayfront, including a new 6,800 square foot meeting space and a new grab-and-go market concept; and the remodel of the ballroom and meeting space at the Renaissance Washington DC in connection with the hotel’s transformation to the soon-to-be-rebranded Westin Washington DC.
●	ESG/Sustainability Investments. We invested over $6.0 million in a variety of back-of-house building systems and environmental projects, including the completion of the solar conversion at Wailea Beach Resort, upgrading or replacing air handling units, installing water filtration stations, fire alarm system upgrades, building management system upgrades, cooling tower retro-fits or overhauls, as well as several other building system upgrades intended to reduce overall energy consumption.

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COMPENSATION DISCUSSION AND ANALYSIS

We improved an already strong balance sheet and maintained appropriate levels of liquidity:

●	We Raised Capital by Issuing Preferred Stock. We issued 4,600,000 shares of our 6.125% Series H Preferred Stock and 4,000,000 shares of our 5.70% Series I Preferred Stock for combined gross proceeds of $215.0 million.
●	We Redeemed High Dividend Rate Preferred Stock Using Proceeds from the Issuance of Lower Dividend Rate Preferred Stock. We redeemed all 4,600,000 shares of our 6.95% Series E Preferred Stock and all 3,000,000 shares of our 6.45% Series F Preferred Stock for combined gross redemption costs of $190.0 million. The redemptions of our Series E Preferred Stock and our Series F Preferred Stock reduced our annual preferred dividends by $1.5 million, or 11.8%, on an annualized, comparable proceeds basis (net of the issuances of our Series H Preferred Stock and Series I Preferred Stock).
●	We Reduced Our Debt Balance and Maintained Substantial Liquidity. We ended 2021 with a consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 25.8%. We maintained a year-end unrestricted cash balance of $120.5 million.
●	We Have Limited Near-Term Debt Maturities. We have no debt maturities until September 2023, assuming exercise of extension options.
●	Amended Debt Covenants. We completed amendments to our unsecured debt to increase flexibility and extend covenant relief through the end of the third quarter 2022. We subsequently regained covenant compliance and exited the covenant relief period early following the fourth quarter of 2021.

COMPENSATION COMPOSITION

The table below illustrates the 2021 target compensation composition for our Current NEOs other than Mr. Pasquale.

Component	Type	Metrics and Key Drivers
Base Salary	Fixed Cash	● Fixed compensation necessary to attract and retain executive talent
● Provides market-competitive pay reflective of an executive’s role, experience and individual performance
Annual Cash Incentive Bonus	Performance-Based Cash	● 80% of bonus is based on achievement of Company performance metrics
● 20% of bonus is based on achievement of NEO's individual performance objectives
Annual Equity Incentive Awards	Long-term Equity Incentive Plan
●
As a result of the change to our long-term equity incentive award program described below, no equity awards were granted to our NEOs in respect of the satisfaction of performance-based criteria related to fiscal year 2021.

●
See “Compensation Discussion and Analysis—2021 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a discussion of the changes to our equity incentive award program.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 COMPENSATION DECISIONS

The Compensation Committee assists the Board of Directors in determining the compensation of our NEOs. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to NEO salary, benefits, bonus, incentive compensation, severance, equity-based and other compensation plans.

As described in more detail below, fiscal year 2021 compensation for each of our NEOs was determined by the Compensation Committee based upon a review of the Company’s performance (including the Company’s stockholder returns), the individual performance of each NEO, total compensation paid by the Company to each NEO in prior years, and, in certain instances, taking into account certain peer group information.

In 2021, the Compensation Committee selected one stockholder return metric for the 2021 Annual Cash Incentive Bonus which is discussed in detail below.

Historically, the Compensation Committee has awarded annual equity awards to our NEOs in the form of time-based restricted shares in amounts determined based on achievement of trailing three- and five- year relative stockholder return performance metrics. Commencing with awards granted in 2022, the Compensation Committee determined to transition the Company’s annual grant practices with respect to performance-based equity awards to a program granting performance-based awards tied to future performance.  Under the modified program, annual equity awards granted in 2022 consist of time-based restricted stock (25%) and performance-based restricted stock units (75%). Performance-based restricted stock units are subject to vesting based on achievement of RSR metrics over a three-year performance period following the date of grant.  In addition to these annual awards, awards granted by the Compensation Committee in 2022 included one-time transition awards for each NEO in the form of an additional performance-based award of restricted stock units and a time-based award of restricted common stock.  The NEOs did not receive annual equity awards in 2022 based on past stockholder return performance.

Management’s Involvement in Compensation Decisions. The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the NEO’s past performance (including the extent to which the NEO has met or exceeded specified targets or affected the Company’s performance), and the NEO’s long - term potential to enhance stockholder value. From time to time, the Compensation Committee will direct management to work with its consultant(s) in providing proposals, program design and compensation recommendations. The CEO (including the Interim CEO) does not provide recommendations for changes in his or her own compensation. Any proposed changes to CEO compensation, as well as final determinations regarding CEO compensation, are made in executive session of the Compensation Committee, without the CEO present. With respect to the Interim CEO compensation, such determination was evaluated, approved and adopted by the Compensation Committee.

Independent Consultant. FPC advises our Compensation Committee on compensation program design and the amounts payable to our NEOs. FPC provides our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FPC does not work for management, receives no compensation from the Company other than fees for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company.

Annual Base Salary. The Compensation Committee reviews base salaries annually, but base salaries are not automatically increased pursuant to pre - determined formulas (or otherwise) and may not be increased if, among other things, the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives or that increases are not appropriate for other reasons. Each NEO’s base salary serves as the base amount for determining annual cash bonuses and equity incentive award opportunities, which are calculated as percentages of such NEO’s base salary.

The base salary payable to each of our NEOs is based on the review of the Compensation Committee described above and the following:

●	an assessment of the scope of the NEO’s responsibilities and leadership;

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COMPENSATION DISCUSSION AND ANALYSIS

●	the NEO’s expertise and experience within the industry;
●	the Company’s overall financial and business performance; and
●	the NEO’s contributions to the Company.

The foregoing determination is not formulaic and is not based on specific Company or individual performance objectives, but rather, is subjective and made in light of our compensation philosophy and objectives described above. In 2020, our NEOs showed outstanding performance in managing the Company and navigating the unprecedented challenges resulting from the COVID-19 pandemic. Despite their significant efforts on behalf of the Company and our stockholders, due to the impact of the pandemic on the Company and our stockholders, the Compensation Committee determined that the NEOs’ 2021 base salaries would remain the same as in 2020. The following table includes the 2021 base salary determinations for each of our NEOs.

		% Change From
	2021 Base	2020 Base
	Salary	Salary
Douglas M. Pasquale	$825,000	N/A
Bryan A. Giglia	$520,200	—%
Robert C. Springer	$441,660	—%
David M. Klein	$361,080	—%
Christopher G. Ostapovicz	$375,000	N/A
John V. Arabia (1)	$826,200	—%
Marc A. Hoffman (1)	$554,370	—%

(1)	Messrs. Arabia’s and Hoffman’s employment ceased on September 2, 2021 and May 14, 2021, respectively. The amounts presented are on an annualized basis.

Annual Cash Incentive Bonuses and Annual Equity Incentive Awards. We use annual cash incentive bonuses, granted under our Incentive Bonus Plan, and annual equity incentive awards to further motivate our NEOs by establishing relationships between the bonuses and awards, on the one hand, and the performance of the NEO and/or the Company, including total stockholder returns on the other. We believe that tying our NEOs’ cash bonus and long-term equity compensation to quantitative metrics, including total stockholder returns (discussed below), aligns the interests of our NEOs with those of our stockholders and provides a strong financial incentive to maximize stockholder value.

The annual cash incentive bonus and equity incentive awards are intended to compensate our NEOs for achieving our annual financial goals at both the corporate and hotel asset levels, for achieving RSRs, for implementing long-term plans and strategies and for achieving individual objective goals. The annual cash incentive bonus and annual equity incentive award programs are based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. Each year, the Compensation Committee establishes performance-based criteria, both corporate and individual, for each NEO, and the level of achievement of those criteria determines the size of the annual bonuses made to the NEO in the next calendar year. Historically, the level of achievement of such performance-based criteria also determined the size of the NEOs’ annual equity incentive awards.  As discussed above, commencing with awards granted in 2022, the Compensation Committee determined to transition the Company’s annual grant practices for performance-based equity awards from a program granting time-based awards based on prior performance to a program granting performance-based awards tied to future performance. Performance-based compensation is intended to encourage our NEOs to continually improve their capabilities to enhance performance and deliver positive business results.

Annual equity incentive awards are also intended to encourage ownership, foster retention through post - grant vesting schedules and align the NEOs’ interests with the long - term interests of our stockholders. Historically, we have used restricted stock awards, the size of which is determined based on achievement of pre-established performance goals, including, with respect to the majority of the annual equity incentive, RSR goals, which vest over a three-year period following grant. We have historically used restricted stock for these awards in order to confer the full value of the equity, since these awards were granted in respect of prior attainment of performance objectives, but we subjected these awards to three-year vesting to provide retention and integrity incentives

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COMPENSATION DISCUSSION AND ANALYSIS

(subject to accelerated vesting in certain circumstances, as discussed below in the table “—Potential Payments Upon Termination or Change in Control”). Because the awards were only granted if certain performance criteria were met, we generally did not subject these awards to additional performance-based vesting criteria.

Commencing in 2022, with the change in our equity award program, equity-based awards granted to our NEOs will be in the form of time-based restricted stock (25%) and performance-based restricted stock units that vest based on the Company’s RSR over a multi-year performance period commencing in the year of grant (75%).  As a result of this change, the NEOs did not receive annual equity awards in 2022 based on past stockholder return performance.

As described further below, the Compensation Committee set the annual cash incentive bonus levels for each NEO based on the achievement of objective corporate performance criteria as well as subjective individual performance criteria. The award thresholds are set at levels intended to provide the NEOs with a significant incentive to enhance stockholder value. Accordingly, as discussed below, the target annual incentive cash bonus and annual equity incentive award for each of our NEOs represent a significant percentage of such officer’s overall compensation arrangements.

Criteria and Metrics for 2021 Incentive Compensation. In the first quarter of 2021, the Compensation Committee established quantitative and qualitative performance measures for the annual cash incentive bonuses for the Current NEOs other than Mr. Pasquale, whose cash incentive bonus is provided for under the terms of his employment agreement as described below. Other than Mr. Pasquale, each Current NEO’s annual cash incentive bonus was based on the achievement of a stockholder return goal and the achievement of each Current NEO’s individual objective goals (discussed below) weighted as follows:

	Achievement of	Achievement of
	Performance	NEO’s
	Bonus Goals	Individual Goal
Douglas M. Pasquale	N/A	N/A
Bryan A. Giglia	80.0%	20.0%
Robert C. Springer	80.0%	20.0%
David M. Klein	80.0%	20.0%
Christopher G. Ostapovicz	80.0%	20.0%
John V. Arabia (1)	85.0%	15.0%
Marc A. Hoffman (1)	80.0%	20.0%

(1)	Mr. Arabia’s severance payments in connection with his termination of employment on September 2, 2021 included a pro rata portion of his 2021 target annual bonus in an amount equal to $901,180. Mr. Hoffman was not eligible to earn a cash incentive bonus in 2021 as a result of his retirement on May 14, 2021.

The relative weighting of the annual cash incentive bonus goals and each Current NEO’s individual goals are established by the Compensation Committee and reflect its analysis of the appropriate amount of emphasis to place on both objective corporate and subjective individual goals, and not any pre - determined formula or methodology. The Compensation Committee may, at its discretion, adjust criteria to account for significant intra - year transactions and circumstances.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee selected one stockholder return metric for the 2021 Annual Cash Incentive Bonus which is discussed in detail below.

Annual Cash Incentive Bonus Goal. The Compensation Committee determined that the amount of the cash bonus paid to each Current NEO, other than Mr. Pasquale, would be based on the achievement of both: (i) the following goal (the “Cash Incentive Bonus Goal”), weighted as described below, and (ii) individual performance:

Goal	Goal Description	Goal Weighting
One Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2020 through the last trading day in 2021	80.0%

Mr. Pasquale’s annual Cash Incentive Bonus Goal is based on his individual performance as Interim CEO and was evaluated by the Compensation Committee upon completion of his role as Interim CEO.

For the Company’s Cash Incentive Bonus Goal, the Compensation Committee established three achievement levels—“Threshold,” “Target” and “High,” and for each achievement level, a corresponding multiple of base salary for each Current NEO. For each of the components, the amount paid to the applicable Current NEO was the product of (a) his base salary, (b) the weighting for that component, (c) the multiple corresponding to the level of achievement and (d) the Compensation Committee’s subjective assessment as to whether the Current NEO’s performance warranted an increase or decrease.

The Compensation Committee determined the range for each of the RSR components for fiscal year 2021 as follows:

1-Year
RSR Percentile Rank
Threshold	50.0%
Target	60.0%
High	75.0%
Achieved (1)	15.0%

(1)	The Company’s 1-year return was 3.53% compared to the FTSE Nareit Equity Lodging/Resorts Index return of 18.22%.

We calculated RSR as the Company’s percentile rank, comparing the annualized increase (or decrease) in the value of the Company’s common stock on the NYSE as of the last trading day in 2021, assuming any dividends paid on the Company’s common stock during the applicable period have been reinvested, over the price of the Company’s common stock on the NYSE as of the last trading day in 2020, among the equivalent total stockholder return metrics for the 14 companies included in the FTSE Nareit Equity Lodging/Resorts Index, as of the first trading day of 2021, adjusted for companies no longer listed on a stock exchange. For 2021, the Company’s 1-year return was below the Threshold resulting in zero payout.

Individual Objective Goals. The primary objective of this component was to drive individual performance and to ensure accountability with respect to individual performance throughout the calendar year. Each of the NEOs, other than Mr. Pasquale, had individualized goals for 2021 as follows:

●	Mr. Giglia’s goals included managing the Company’s leverage levels, preparing for upcoming debt maturities, addressing covenant waivers as needed, directing the accounting and tax functions and overseeing the Company’s ESG initiatives.
●	Mr. Springer’s goals included implementing the Company’s portfolio management objectives, including enhancing the Company’s portfolio quality through acquisitions and dispositions, evaluating third-party manager changes and evaluating alternative uses of owned real estate.
●	Mr. Klein’s goals included managing the legal process for all transactions, overseeing legal proceedings and regulatory filings, advising on labor matters, and assessing and advising on the Company’s corporate governance and risk management policies, including overseeing the Company’s ESG initiatives.

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●	Mr. Ostapovicz’s goals included updating and executing the plans to maximize the long-term value of each Company hotel property through oversight of hotel operations, facilitating the execution of value-enhancing renovations and by implementing sustainability initiatives at the hotel level.
●	Mr. Arabia’s goals included responsibility for the achievement of certain corporate, ESG, financial, strategic and operational objectives, including the overall execution of the Company’s business plan and increasing the Company’s ownership of Long-Term Relevant Real Estate®.
●	Mr. Hoffman’s goals were commensurate with Mr. Ostapovicz until his retirement in May 2021 and included updating and executing the plans to maximize the long-term value of each Company hotel property through oversight of hotel operations, facilitating the execution of value-enhancing renovations and by implementing sustainability initiatives at the hotel level.

Additionally, each such Current NEO’s individual performance was determined in part based on the Current NEO’s contribution towards advancing the Company’s strategy of owning a portfolio of Long-Term Relevant Real Estate®, as well as the preparation for and implementation of ESG initiatives in 2021.

To determine the cash incentive bonus payable to each Current NEO, in February 2022, the Compensation Committee reviewed and assessed the performance of the Company and each Current NEO in comparison to the subjective and objective performance measures established in 2021 and described above, subject to the Compensation Committee’s subjective assessment as to whether the Current NEO’s performance warranted an increase or decrease. The Compensation Committee did not exercise discretion in respect of the performance measure established for fiscal 2021, and no cash bonus was awarded with respect to the component if performance for such component was deemed to be below Threshold. For 2021, the Company’s one-year return was below the Threshold resulting in zero payout. Mr. Hoffman was not eligible to earn a cash incentive bonus in 2021 as a result of his retirement on May 14, 2021.  Mr. Arabia’s severance payments in connection with his termination of employment on September 2, 2021 and provided for under his Employment Agreement included a pro rata portion of his 2021 target annual bonus.

The following table summarizes all of the components of the Cash Incentive Bonus Goals with respect to fiscal year 2021, paid in February 2022 for Messrs. Giglia, Springer, Klein and Ostapovicz, and paid within 30 days of either September 2, 2022 or the end of his service as Interim CEO for Mr. Pasquale (dollar values rounded to the nearest whole dollar). For Mr. Pasquale, the cash bonus reflects the terms of his employment agreement (threshold performance (minimum) – $750,000; target performance – $1,850,000; high performance (maximum) – $3,000,000). No bonus is reflected in the table for Mr. Pasquale because Mr. Pasquale’s bonus was not earned or paid with respect to fiscal year 2021, but was paid in March 2022 in connection with the completion of his service as Interim CEO. For Messrs. Giglia and Springer, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 62.5%; target – 112.5%; high (maximum) – 162.5%). For Messrs. Klein and Ostapovicz, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 60.0%; target – 102.5%; high (maximum) – 145.0%).

	Douglas M.	Bryan A.	Robert C.	David M.	Christopher G.	John V.		Marc A.
Goal	Pasquale	Giglia	Springer	Klein	Ostapovicz	Arabia		Hoffman
One Year Relative Total Stockholder Return	$—	$—	$—	$—	$—	$—		$—
Individual Performance	—	169,065	143,540	104,713	108,750	901,180	(1)	—
Total Cash Incentive Bonus	$—	$169,065	$143,540	$104,713	$108,750	$901,180	(1)	$—

(1)	Mr. Arabia’s severance payments in connection with his termination of employment on September 2, 2021 included a pro rata portion of his 2021 target annual bonus in an amount equal to $901,180.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Incentive Awards. Historically, in determining the equity incentive awards granted to our NEOs, in February of each year, the Compensation Committee would review and assess the performance of the Company and each NEO in comparison to the subjective and objective performance measures established in the preceding year, subject to the Compensation Committee’s subjective assessment as to whether the NEO’s performance warranted an increase or decrease.

In 2022, the Compensation Committee approved a change in the structure of our long-term equity based compensation program for the NEOs.  Beginning with annual equity awards granted in 2022, each NEO will be granted equity awards in the form of time-based restricted stock and performance-based restricted stock units.  Twenty-five percent of the award will be in the form of restricted stock, which will be subject to time-based vesting, and will vest in substantially equal installments on each of the first three anniversaries of the applicable vesting commencement date, subject to the NEO’s continued service on the applicable vesting date.  Seventy-five percent of the award will be in the form of performance-based restricted stock units, which will vest based on achievement of RSR metrics over a three-year performance period.  In addition to the 2022 annual awards, awards granted by the Compensation Committee in 2022 included one-time transition awards for each NEO in the form of an additional performance-based award of restricted stock units eligible to vest following a two-year performance period and a time-based award of restricted common stock which vests ratably over two years subject to continued employment. The NEOs did not receive annual equity awards in 2022 based on past stockholder return performance.

In connection with the commencement of their employment as our Interim CEO and Chief Operating Officer, respectively, Messrs. Pasquale and Ostapovicz were granted one-time awards of restricted stock under the 2004 Plan. The restricted stock awards granted to Mr. Pasquale covered a number of shares of our common stock  having a dollar-denominated value of $2,250,000 and will vest in full on the one-year anniversary of Mr. Pasquale’s employment commencement date, subject to his continued employment on the vesting date. If Mr. Pasquale experiences a “qualifying termination” (as defined in his employment agreement) prior to the one-year anniversary of his employment commencement date, vesting of the restricted stock will accelerate in full subject to his execution of a general release. The restricted stock award granted to Mr. Ostapovicz covered a number of shares of our common stock having a dollar-denominated value of $500,000 and will vest as to one-third of the restricted shares on each of the first three anniversaries of February 15, 2021, subject to his continued employment on the vesting date.

Benefits and Perquisites. Our benefit programs are based on an assessment of competitive market factors, and a determination of what is needed to attract and retain qualified executives. Our primary benefits for executives include participation in our broad-based plans at the same cost and on the same terms as other employees. These plans include a tax qualified 401(k) savings plan (with safe harbor contributions equal to 3% of a participant’s pay up to $8,700), a profit-sharing plan (with Company contributions deposited directly into a participant’s 401(k) plan), health, dental and vison insurance plans, term life insurance and disability coverage and a matching charitable gift program up to a maximum of $5,000 for each executive. In addition, each of our executives receives a maximum reimbursement credit of $5,000 for room and tax expenditures at the Company’s hotels and resorts.

The Company does not provide non - qualified deferred compensation or pension benefits to any of its employees, including its NEOs.

Retention Program. Following the separation with Mr. Arabia as CEO of the Company, the Board of Directors approved a one-time retention program (the “Retention Program”) pursuant to which each of Messrs. Giglia, Springer, Klein and Ostapovicz received awards in September 2021. Historically, the Board of Directors has not approved grants for NEOs outside of our annual compensation program other than negotiated new hire awards or promotion awards. Under the Retention Program, each NEO was eligible to receive a cash bonus subject to his continued employment with the Company through February 28, 2022. In addition, under the Retention Program, the Company granted each NEO a restricted stock award pursuant to our 2004 Plan, which vests as to 50% of the stock award on each of February 28, 2023 and September 30, 2024, subject to the NEO’s continued employment through the applicable date. Notwithstanding the foregoing, upon a termination of the NEO’s employment by the Company without “cause”, by the NEO for “good reason” (each as defined in the applicable NEO’s employment agreement) or by reason of the NEO's death or disability, then (i) any then-unpaid cash bonus under the Retention Program will be paid to the Executive and (ii) any then-unvested equity award under the Retention

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COMPENSATION DISCUSSION AND ANALYSIS

Program will vest in full, in each case subject to the NEO’s (or his estate’s) timely execution and non-revocation of a general release of claims. The amounts subject to the cash bonus and the restricted stock award for each Executive is as follows:

Executive	Cash Retention Award	Retention Equity Award (1)
Bryan A. Giglia	$585,225	$1,170,450
Robert C. Springer	$496,868	$993,736
David M. Klein	$370,107	$740,214
Christopher G. Ostapovicz	$384,375	$768,750

(1)	To determine the number of restricted shares granted to each NEO, the applicable dollar value was divided by the average closing price of the Company's stock over the 20 trading days ending three trading days prior to the grant date. Accordingly, based on a grant date of September 9, 2021 and the average closing price of the Company's common stock over the 20 trading days ending three trading days prior to such date (which average price was $11.24), Messrs. Giglia, Springer, Klein and Ostapovicz were granted 104,133, 88,411, 65,855 and 68,394 shares of restricted common stock, respectively.

Peer Group Information. The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and annual equity incentive awards for its NEOs. During 2021, the Compensation Committee reviewed peer group data provided by its independent compensation consultant, FPC, in the 2020 FPC Executive Compensation Report, to assist and make informed decisions in its determination regarding compensation for our NEOs for 2021. The Compensation Committee evaluates the Company’s performance and determines whether the compensation elements and levels that we provide to our NEOs are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each NEO’s contribution to our performance.

2020 FPC Executive Compensation Report. In 2021, the Compensation Committee, based on the information provided by the 2020 FPC Executive Compensation Report, determined and monitored the composition of our peer groups. The peer groups selected and used by the Compensation Committee are all public real estate companies and are divided into two groups: hotel REIT peers and size/geographic peers. Each peer group is discussed and identified below:

●	Hotel REIT Peer Group. This peer group consisted of 10 public hospitality REITs that the Company and FPC consider to be the most relevant peer group against which to review compensation for NEOs, as they are all lodging-focused, self-managed REITs. This peer group, as of September 30, 2020, had total capitalization ranging from approximately $1.8 billion to $12.8 billion compared to the Company’s consolidated total capitalization of $2.8 billion.
●	Size/Geographic - Based Peer Group. This peer group consisted of 12 public real estate companies, four of which have corporate headquarters located within the state of California. This peer group focuses on a variety of asset classes, but based on a combination of business focus, size and geography, the companies were viewed by FPC as comparable. This peer group, as of September 30, 2020, had total capitalization ranging from approximately $2.0 billion to $7.2 billion compared to the Company’s consolidated total capitalization of $2.8 billion.

2022 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS

Hotel REIT Peer Group	Size/Geographic - Based Peer Group
Apple Hospitality REIT, Inc.	Acadia Realty Trust
DiamondRock Hospitality Company	Apple Hospitality REIT, Inc.
Hersha Hospitality Trust	Choice Hotels International, Inc.
Host Hotels & Resorts, Inc.	Columbia Property Trust, Inc.
Park Hotels & Resorts, Inc.	Easterly Government Properties, Inc.
Pebblebrook Hotel Trust	Hudson Pacific Properties, Inc.
RLJ Lodging Trust	PS Business Parks, Inc.
Ryman Hospitality Properties, Inc.	Retail Opportunity Investments Corp.
Summit Hotel Properties, Inc.	Ryman Hospitality Properties, Inc.
Xenia Hotels & Resorts, Inc.	Sabra Health Care REIT, Inc.
Summit Hotel Properties, Inc.
Washington Real Estate Investment Trust

2022 Executive Officer Transition.

Bryan A. Giglia.  Effective March 7, 2022, our Board of Directors appointed Mr. Giglia as Chief Executive Officer of the Company.  In connection with this appointment, the Compensation Committee approved an annual base salary for Mr. Giglia of $600,000 and a target annual bonus equal to 135% of his annual base salary.  In addition, in connection with his appointment, the Compensation Committee granted Mr. Giglia a one-time award of 62,668 shares of time-based restricted common stock and a performance-based restricted stock unit award covering 94,002 shares of common stock which is subject to vesting based on the achievement of five designated stock price goals.  Upon such appointment, Mr. Giglia ceased to serve as the Company’s Chief Financial Officer.

Douglas M. Pasquale.  Effective March 7, 2022, our Board of Directors appointed Mr. Pasquale as Executive Chairman until September 1, 2022. In connection with this appointment, the Compensation Committee approved the following compensation for Mr. Pasquale for this period: a base salary of $412,500 and a target and maximum cash bonus equal to $600,000 and $900,000, respectively.  The actual amount of Mr. Pasquale’s cash bonus will be determined by the Compensation Committee in its discretion based on the Company’s and/or Mr. Pasquale’s performance. In addition, in connection with Mr. Pasquale ceasing to serve as Interim CEO, in accordance with Mr. Pasquale’s employment agreement with the Company, Mr. Pasquale’s restricted stock award granted in September 2021 vested in full and he received a cash performance bonus in an amount equal to $1,800,000, which was determined by the Compensation Committee based on Mr. Pasquale’s performance as Interim CEO. Upon such appointment, Mr. Pasquale ceased to serve as the Company’s Interim CEO.

Robert C. Springer.  Effective March 7, 2022, our Board of Directors appointed Mr. Springer as President and Chief Investment Officer of the Company. In connection with this appointment, the Compensation Committee approved an annual base salary for Mr. Springer of $550,000 and a target annual bonus equal to 135% of his annual base salary. In addition, in connection with his appointment, the Compensation Committee granted Mr. Springer a one-time award of 62,668 shares of time-based restricted common stock and a performance-based restricted stock unit award covering 94,002 shares of common stock which is subject to vesting based on the achievement of five designated stock price goals.

56	Sunstone Hotel Investors

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors of Sunstone Hotel Investors, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in the proxy statement of the Company for the 2022 annual meeting of stockholders with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board of Directors has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

COMPENSATION COMMITTEE:

Monica S. Digilio, Chair
Andrew Batinovich
Kristina M. Leslie

March 17, 2022

2022 Proxy Statement	57

EXECUTIVE COMPENSATION

The Summary Compensation Table below shows compensation information about our principal executive officer (Mr. Pasquale), our principal financial officer (Mr. Giglia) and the three other most highly compensated officers (Messrs. Springer, Klein and Ostapovicz) as of December 31, 2021. In addition, in accordance with SEC disclosure rules, the Summary Compensation Table below shows compensation information for our former principal executive officer (Mr. Arabia) and our former COO (Mr. Hoffman). Effective March 7, 2022, Mr. Giglia was appointed as our Chief Executive Officer, Mr. Pasquale transitioned to the position of Executive Chairman and Mr. Springer was appointed as our President and Chief Investment Officer.  Following his appointment as Chief Executive Officer, Mr. Giglia will no longer serve as our Chief Financial Officer.

SUMMARY COMPENSATION TABLE

				Non-Equity
Name and				Incentive Plan	All Other
Principal			Stock	Compensation	Compensation
Position	Year	Salary ($) (1)	Awards ($) (2)	($) (3)	($) (4)	Total ($)
Douglas M. Pasquale (5)	2021	376,058	2,532,343	—	5,353	2,913,754
Interim CEO
Bryan A. Giglia	2021	520,200	1,242,307	169,065	46,046	1,977,618
EVP - CFO	2020	520,200	1,170,572	235,963	138,668	2,065,403
	2019	510,000	1,251,891	710,865	142,405	2,615,161
Robert C. Springer	2021	441,660	1,054,743	143,540	43,250	1,683,193
EVP - CIO	2020	441,660	993,844	200,337	127,298	1,763,139
	2019	433,000	1,062,877	603,538	131,709	2,231,124
David M. Klein	2021	361,080	785,650	104,713	44,190	1,295,633
EVP - General	2020	361,080	626,920	130,538	90,395	1,208,933
Counsel	2019	354,000	655,827	397,965	83,165	1,490,957
Christopher G. Ostapovicz	2021	310,096	1,351,982	108,750	44,158	1,814,986
SVP - COO
John V. Arabia (6)	2021	552,918	—	—	7,608,524	8,161,442
Former President	2020	826,200	2,788,927	600,265	257,606	4,472,998
and CEO	2019	810,000	2,743,991	1,741,027	275,266	5,570,284
Marc A. Hoffman (7)	2021	204,690	2,585,525	—	103,880	2,894,095
Former EVP - COO	2020	554,370	1,247,462	251,462	151,984	2,205,278
	2019	543,500	1,330,792	755,657	160,258	2,790,207

(1)	Amounts represent base salary earned by our named executive officers for the applicable year. The amounts reported for 2019 and 2020 revise the amounts previously disclosed in our Summary Compensation Table contained in our proxy statements filed with the Securities and Exchange Commission in 2020 and 2021 to conform to the 2022 presentation. The prior presentation disclosed the amounts actually paid in each year, rather than the amounts earned, which amounts differ slightly due to the timing of the Company’s ordinary payroll cycles. For Mr. Pasquale, the amount in this column represents $276,058 paid to Mr. Pasquale in respect of his Interim CEO base salary in 2021 pursuant to his employment agreement and $100,000 paid in respect of his service on the Board of Directors and its committees during 2021 prior to his appointment as Interim CEO.
(2)	With respect to 2021, amounts in this column represent (i) with respect to Mr. Pasquale, the grant date fair value of a one-time restricted stock award, which was subject to vesting on the one year anniversary of September 2, 2021 (or, if earlier on the date of a “qualifying termination” of his service as Interim CEO) and the grant date fair value for a grant of vested stock made to Mr. Pasquale in his role as Chairman of the Board prior to his appointment as Interim CEO, (ii) with respect to Mr. Ostapovicz, the grant date fair value of a one-time restricted stock award, which will vest as to one-third of the restricted shares subject thereto on each of the first three anniversaries of February 15, 2021, (iii) with respect to Messrs. Giglia, Springer, Klein and Ostapovicz the grant date fair value of the restricted stock awards granted pursuant to the Retention Program,

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EXECUTIVE COMPENSATION

which will vest as to 50% of the restricted shares on February 28, 2023 and the remaining 50% of the restricted shares on September 30, 2024, in each case, as prescribed by Accounting Standards Codification Topic 718, Compensation—Stock Compensation (referred to herein as ASC Topic 718), and (iv) with respect to Mr. Hoffman, the incremental fair value attributable to the modification of restricted stock awards held by Mr. Hoffman in connection with his retirement resulting from the accelerated vesting of such awards, computed as of the date of such modification in accordance with ASC Topic 718. For more information, please see note 12 to our audited financial statements contained in our Annual Report on Form 10 - K for 2021. Awards granted in February 2021 in respect of 2020 performance are reported in this column for fiscal year 2020. As a result of the change in our equity award program described above, no awards were granted to our NEOs in respect of the satisfaction of performance-based criteria related to fiscal year 2021.  See “Compensation Discussion and Analysis—2021 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a discussion of the changes to our equity incentive award programs.

(3)	The amounts in this column represent the annual cash incentive bonus earned for the fiscal year and paid in the first fiscal quarter of the following year.
(4)	As noted in the table below, “All Other Compensation” included the following amounts for fiscal year 2021:

		Employer		Guaranteed
	Company	Matching		Term
	Contributions	Charitable	Company Hotel	Life	Health Club
	to	Contributions	Reimbursement	Insurance	Membership	Severance	Retirement
Name	401(k) Plan ($)	($)	Credit ($)	Premium ($)	Fees ($)	($) (a)	($) (b)	Total ($)
Douglas M. Pasquale	—	5,000	353	—	—	—	—	5,353
Bryan A. Giglia	38,500	3,225	3,871	450	—	—	—	46,046
Robert C. Springer	38,500	4,450	—	300	—	—	—	43,250
David M. Klein	38,500	5,000	—	690	—	—	—	44,190
Christopher G. Ostapovicz	38,500	5,000	—	557	101	—	—	44,158
John V. Arabia	38,500	—	—	478	—	7,569,546	—	7,608,524
Marc. A. Hoffman	36,462	5,000	—	990	—	—	61,428	103,880

a.	For Mr. Arabia, this number represents the sum of (i) $25,025 in legal fees for Mr. Arabia’s representation in connection with his termination from the Company and (ii) the following severance payments and benefits paid or provided to Mr. Arabia pursuant to his Employment Agreement: $7,407,505 in cash severance and $97,531 for the payout of all accrued vacation paid in September 2021 in connection with his termination from the Company on September 2, 2021, and $39,485 for group health insurance coverage for a period of 18 months after termination.
b.	For Mr. Hoffman, this number represents the amount of accrued vacation paid to Mr. Hoffman through his date of retirement in May 2021.
(5)	Pursuant to his employment agreement with the Company, Mr. Pasquale was eligible to receive a performance bonus for his employment period (September 2, 2021 to September 2, 2022, subject to an earlier date in the event of a “qualifying termination”) in an amount determined by the Compensation Committee in its discretion following the completion of Mr. Pasquale’s employment period; provided that such bonus shall not be less than $750,000 and not more than $3,000,000. In connection with Mr. Pasquale ceasing to serve as Interim CEO, pursuant to his employment agreement, the Compensation Committee approved a cash performance bonus for Mr. Pasquale in an amount equal to $1,800,000, which was determined by the Compensation Committee based on Mr. Pasquale’s performance as Interim CEO. Because Mr. Pasquale’s bonus was not earned or paid with respect to fiscal year 2021 but was paid in March 2022 in connection with the completion of his service as Interim CEO and subject to his timely execution (and non-revocation) of an effective general release, it is not disclosed in the 2021 Summary Compensation Table.
(6)	Mr. Arabia separated from employment with the Company effective as of September 2, 2021.
(7)	Mr. Hoffman retired as Executive Vice President and Chief Operating Officer effective as of May 14, 2021.

2022 Proxy Statement	59

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the information with respect to plan - based awards granted to the NEOs in 2021.

2021 GRANTS OF PLAN-BASED AWARDS TABLE

						All Other
						Stock
						Awards:	Grant Date
						Number of	Fair Value
			Estimated Future Payouts Under			Shares of	of Stock
			Non-Equity Incentive Plan Awards (1)			Stock or	and Option
	Grant		Threshold	Target	High	Units	Awards
Name	Date		($)	($)	($)	(#) (2)	($) (3)
Douglas M. Pasquale	9/10/2021					199,291	2,359,605
	4/30/2021	(4)				13,126	172,738
	n/a		—	—	—
Bryan A. Giglia	9/09/2021					104,133	1,242,307
	2/10/2021					104,984	1,170,572
	n/a		325,125	585,225	845,325
Robert C. Springer	9/09/2021					88,411	1,054,743
	2/10/2021					89,134	993,844
	n/a		276,038	496,868	717,698
David M. Klein	9/09/2021					65,855	785,650
	2/10/2021					56,226	626,920
	n/a		216,648	370,107	523,566
Christopher G. Ostapovicz	9/09/2021					68,394	815,940
	3/08/2021					41,911	536,042
	n/a		225,000	384,375	543,750
John V. Arabia	2/10/2021					250,128	2,788,927
	n/a		619,650	1,342,575	2,065,500
Marc A. Hoffman	3/02/2021	(5)				28,902	361,275
	3/02/2021	(6)				66,060	825,750
	3/02/2021	(7)				111,880	1,398,500
	2/10/2021					111,880	1,247,462
	n/a		346,481	623,666	900,851

(1)	We pay a cash incentive bonus for performance under our Incentive Bonus Plan in February following the performance year if the performance criteria related to a cash incentive bonus goal have been satisfied in the performance year, with the exception of Mr. Pasquale, whose cash incentive bonus is governed by the terms of his employment agreement with the Company. The actual amounts of the fiscal year 2021 performance cash incentive bonus are shown in the Summary Compensation Table in the “Non - Equity Incentive Plan Compensation” column. The Threshold, Target and High award opportunities shown under this heading are for 2021 performance. For our other Current NEOs, the amounts are a multiple of each NEO’s base salary in 2021. See “Compensation Discussion and Analysis—2021 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses.
(2)	Restricted shares of common stock under our 2004 Plan were granted to Messrs. Pasquale and Ostapovicz in September 2021 and March 2021, respectively, in connection with the commencement of their employment with the Company. In addition, restricted shares of common stock under our 2004 Plan were granted to Messrs. Giglia, Springer, Klein and Ostapovicz in September 2021 in connection with the Retention Program and to Messrs. Giglia, Springer, Klein, Arabia and Hoffman in February 2021 in connection with the satisfaction of performance criteria related to fiscal year 2020. See “Compensation Discussion and Analysis—Executive Summary and 2021 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual awards of restricted stock granted with respect to 2021 services and for a discussion of the changes to our equity incentive award program.

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2021 GRANTS OF PLAN-BASED AWARDS

(3)	The grant date fair value for each of the time - based restricted stock awards equals the number of shares of restricted stock multiplied by the closing common stock price on the NYSE on the applicable grant date as reported in the table above, computed in accordance with ASC Topic 718. For more information, please see note 12 to our audited financial statements contained in our Annual Report on Form 10 - K for 2021.
(4)	Represents fully vested shares of common stock that were granted in April 2021 to Mr. Pasquale in his role as Chairman of the Board prior to his appointment as Interim CEO.
(5)	Amount represents the incremental fair value attributable to the modification resulting from the accelerated vesting of 28,902 restricted shares, computed in accordance with ASC Topic 718 as of the March 2, 2021 modification date, of a restricted stock award originally covering 86,709 shares granted to Mr. Hoffman on February 8, 2019.
(6)	Amount represents the incremental fair value attributable to the modification resulting from the accelerated vesting of 66,060 restricted shares, computed in accordance with ASC Topic 718 as of the March 2, 2021 modification date, of a restricted stock award originally covering 99,091 shares granted to Mr. Hoffman on February 13, 2020.
(7)	Amount represents the incremental fair value attributable to the modification resulting from the accelerated vesting of 111,880 restricted shares, computed in accordance with ASC Topic 718 as of the March 2, 2021 modification date, of a restricted stock award originally covering 111,880 shares granted to Mr. Hoffman on February 10, 2021.

2022 Proxy Statement	61

EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENTS (PASQUALE, GIGLIA, SPRINGER, KLEIN, OSTAPOVICZ, ARABIA AND HOFFMAN)

Mr. Pasquale

On September 10, 2021, we entered into an employment agreement with Mr. Pasquale pursuant to which he would serve as our Interim Chief Executive Officer.  Mr. Pasquale’s employment pursuant to his employment agreement is for a set term commencing on September 2, 2021 and ending on the earlier of September 2, 2022 or the date on which the Company appoints a new Chief Executive Officer.  Under his employment agreement, Mr. Pasquale is entitled to receive an initial annual base salary of $825,000 and is eligible to receive a cash performance bonus targeted at $1,850,000, with a minimum and maximum opportunity equal to $750,000 and $3,000,000, respectively. In addition, pursuant to his employment agreement, Mr. Pasquale was granted a one-time restricted stock award (the “signing award”) with a dollar denominated value of $2,250,000, which will vest in full on September 2, 2022 (or, if earlier on the date of a “qualifying termination” of his service as Interim CEO, subject to his timely execution and non-revocation of an effective general release). Pursuant to his employment agreement, Mr. Pasquale is eligible to receive severance payments and benefits in the event of certain terminations of his employment described below under “Potential Payments Upon Termination or Change in Control.” While serving as Interim CEO, Mr. Pasquale is not eligible to receive any compensation payable as either a Director or as Chairman of the Board. Effective March 7, 2022, Mr. Pasquale was appointed as Executive Chairman and ceased to serve as Interim CEO.  See “Compensation Discussion and Analysis – 2022 Executive Officer Transition” above.

Messrs. Giglia, Springer, Klein, Ostapovicz, Arabia and Hoffman

On March 31, 2020, we entered into amended and restated employment agreements with each of Bryan A. Giglia, Executive Vice President – Chief Financial Officer, Robert C. Springer, Executive Vice President – Chief Investment Officer, John V. Arabia, former President and Chief Executive Officer of the Company and Marc A. Hoffman, former Executive Vice President and Chief Operating Officer of the Company; on March 2, 2021, we entered into an employment agreement with Christopher G. Ostapovicz, Senior Vice President and Chief Operating Officer, which was amended on September 10, 2021; and on March 31, 2021, we entered into an amended and restated employment agreement with David M. Klein, Executive Vice President – General Counsel (collectively, the “Employment Agreements”), pursuant to which each executive is employed by the Company in their respective positions, each of which (other than the Employment Agreements with Mr. Arabia and Mr. Hoffman) were subsequently amended on September 30, 2021. A summary of the material terms of each Employment Agreement is below.  For  Mr. Arabia and Mr. Hoffman, the summary describes the terms of their Employment Agreements in effect prior to the termination of Mr. Arabia’s employment on September 2, 2021 and Mr. Hoffman’s retirement on May 14, 2021, respectively.

As amended, each of the Employment Agreements will continue until terminated in accordance with its terms (prior to the termination of their employment, the Employment Agreements for Mr. Arabia and Mr. Hoffman provided for employment for a set term ending on March 31, 2022 followed automatically by successive one-year renewal terms).  Each of the Employment Agreements provides for an annual base salary, eligibility to earn an annual cash performance bonus, eligibility to receive an annual equity award and certain severance payments and benefits, each as described more fully below.  In addition, the Employment Agreements provide that each of the NEOs is eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

Under their respective Employment Agreements, Messrs. Arabia, Giglia, Hoffman, Springer, Klein and Ostapovicz are entitled to receive an initial base salary of $826,200, $520,200, $554,370, $441,660, $361,080 and $375,000, respectively, which may be increased from time to time in the Company’s sole discretion as determined by the Compensation Committee. In addition, under the Employment Agreements, each of the NEOs is eligible to earn an annual cash performance bonus based on the attainment of individual and Company performance goals determined by the Company with (i) a threshold value equal to a percentage of the NEOs’ base salaries as

62	Sunstone Hotel Investors

EMPLOYMENT AGREEMENTS

follows: 75% for Mr. Arabia, 62.5% for Messrs. Giglia, Hoffman and Springer, and 60% for Messrs. Klein and Ostapovicz, (ii) a target level equal to a percentage of the NEOs’ base salaries as follows 162.5% for Mr. Arabia, 112.5% for Messrs. Giglia, Hoffman and Springer, and 102.5% for Messrs. Klein and Ostapovicz, and (iii) a high level equal to a percentage of the NEOs’ base salaries as follows: 250% for Mr. Arabia, 162.5% for Messrs. Giglia, Hoffman and Springer, and 145% for Messrs. Klein and Ostapovicz with no guaranteed minimum (and any award may equal zero in any given year).

Under their respective Employment Agreements, each of the NEOs is eligible to earn annual equity awards with (i) a threshold value level equal to a percentage of the NEOs’ base salaries as follows: 175% for Mr. Arabia, 162.5% for Messrs. Giglia, Hoffman and Springer, and 150% for Messrs. Klein and Ostapovicz, (ii) a target value equal to a percentage of the NEOs’ base salaries as follows: 325% for Mr. Arabia, 237.5% for Messrs. Giglia, Hoffman and Springer, and 212.5% for Messrs. Klein and Ostapovicz, and (iii) a maximum value equal to a percentage of the NEOs’ base salaries as follows: 450% for Mr. Arabia, 312.5% for Messrs. Giglia, Hoffman and Springer, and 275% for Messrs. Klein and Ostapovicz. Mr. Ostapovicz’s Employment Agreement provides that he will be entitled to a minimum 2021 equity award (granted in 2022) with a dollar-denominated value of no less than $796,875. However, as a result of the change in the structure of our long-term equity-based compensation program in 2022, in lieu of the grant of an award in 2022 based on 2021 performance, Mr. Ostapovicz was granted equity awards in 2022 in the form of time-based restricted stock and performance-based restricted stock units that vest based on achievement of RSR metrics over a three-year performance period, as well as one-time transition awards (see “Compensation Discussion and Analysis – 2021 Compensation Decisions – Equity Incentive Awards” above). In addition, in connection with the commencement of his employment with the Company, Mr. Ostapovicz was granted a one-time restricted stock award with a dollar denominated value of $500,000, which will vest as to one-third of the award on each of February 15, 2022, 2023 and 2024, subject to his continued employment on the applicable vesting date.

Pursuant to their respective Employment Agreements, each of the NEOs is eligible to receive severance payments and benefits in the event of certain terminations of his employment described below under “Potential Payments Upon Termination or Change in Control”. Each Employment Agreement also includes certain restrictive covenants, including non-solicitation and non-disparagement covenants. In connection with entering into the Employment Agreements, each NEO also entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to him in the case of certain claims made against him by virtue of his position with the Company.

2022 Proxy Statement	63

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END

The following table sets forth information with respect to outstanding restricted stock awards held by the Current NEOs as of December 31, 2021.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END TABLE

	Stock Awards
	Number of	Market Value of
	Shares of Stock That	Shares of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)
Douglas M. Pasquale	199,291	2,337,683
Bryan A. Giglia	296,882	3,482,426
Robert C. Springer	253,213	2,970,188
David M. Klein	167,876	1,969,185
Christopher G. Ostapovicz	110,305	1,293,878

(1)	The restricted stock awards are scheduled to vest as set forth below.

			Douglas M.	Bryan A.	Robert C.	David M.	Christopher G.
Grant Date	Vesting Date		Pasquale	Giglia	Springer	Klein	Ostapovicz
2/08/2019	2/08/2022		—	25,622	22,908	13,240	—
2/13/2020	2/13/2022		—	31,072	26,380	16,278	—
2/13/2020	2/13/2023		—	31,071	26,380	16,277	—
2/10/2021	2/15/2022		—	34,996	29,712	18,744	—
2/10/2021	2/15/2023		—	34,994	29,711	18,741	—
2/10/2021	2/15/2024		—	34,994	29,711	18,741	—
3/08/2021	2/15/2022		—	—	—	—	13,971
3/08/2021	2/15/2023		—	—	—	—	13,970
3/08/2021	2/15/2024		—	—	—	—	13,970
9/09/2021	2/28/2023		—	52,067	44,206	32,928	34,197
9/09/2021	9/30/2024		—	52,066	44,205	32,927	34,197
9/10/2021	9/02/2022	(a)	199,291	—	—	—	—
			199,291	296,882	253,213	167,876	110,305

a.	In accordance with the terms of his employment agreement, Mr. Pasquale’s signing award vested in full on March 15, 2022 in connection with his ceasing to serve as our Interim CEO, subject to his timely execution and non-revocation of an effective general release.
(2)	The market value of the unvested restricted shares of common stock is based on the closing common stock price of $11.73 on the NYSE on December 31, 2021.

64	Sunstone Hotel Investors

2021 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the vesting of restricted stock in 2021 for each NEO and, with respect to Mr. Pasquale, a grant of vested stock made to Mr. Pasquale in his role as Chairman of the Board prior to his appointment as Interim CEO. The number of shares acquired on vesting and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings. No NEO held stock options or exercised any stock options during 2021.

	Stock Awards
	Number of Shares	Value
	Acquired on	Realized Upon
Name	Vesting (#)	Vesting ($)(1)
Douglas M. Pasquale	13,126	172,738
Bryan A. Giglia	80,654	921,489
Robert C. Springer	70,064	800,072
David M. Klein	40,584	464,365
Christopher G. Ostapovicz	—	—
John V. Arabia	391,114	4,554,169
Marc A. Hoffman	295,122	3,591,351

(1)	Value realized upon vesting is calculated as the gross number of shares vested in February 2021, March 2021, April 2021, May 2021 and September 2021 multiplied by the closing stock price on the vesting date on the NYSE ranging from $10.99 to $13.16.

2022 Proxy Statement	65

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control. The following discussion describes the payments and benefits to which our NEOs would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2021.

EMPLOYMENT AGREEMENTS (PASQUALE, GIGLIA, SPRINGER, KLEIN, OSTAPOVICZ, ARABIA AND HOFFMAN)

Mr. Pasquale

Pursuant to Mr. Pasquale’s employment agreement, in the event of a “qualifying termination” (as defined in Mr. Pasquale’s employment agreement), subject to his timely execution (and non-revocation) of an effective general release, Mr. Pasquale is entitled to receive (i) his cash performance bonus in an amount no less than the minimum performance bonus (provided that if the qualifying termination is due to Mr. Pasquale’s termination without “cause”, for “good reason” or due to his death or disability, then he will receive the greater of the minimum performance bonus and a pro-rated target bonus (pro-rated to reflect his time employed through the termination date)) and (ii) full accelerated vesting of the one-time restricted stock award.

Messrs. Giglia, Springer, Klein, Ostapovicz, Arabia and Hoffman

Pursuant to their respective Employment Agreements, if the Company terminates the applicable NEO’s employment without “cause” or the NEO terminates his employment for “good reason” (each as defined in the applicable NEO’s Employment Agreement), then, conditioned upon the NEO’s timely execution (and non-revocation) of a general release of claims, the NEO will be entitled to receive (i)  a cash severance payment equal to the sum of: (A) two (three for Mr. Arabia or one and a half times in the case of Mr. Ostapovicz) times the sum of: (x) the NEO’s annual base salary as in effect on the date of termination, and (y) the greater of the NEO’s target annual bonus for the year in which the termination occurs and the actual annual bonus paid in respect of the last completed calendar year preceding the termination date, (B) any earned but unpaid annual bonus for a prior fiscal year, and (C) a pro-rated bonus for the year in which such termination occurs (based on the NEO’s “target” level bonus), (ii) accelerated vesting of all outstanding Company equity awards will vest to the extent such outstanding awards were scheduled to vest within the 12 - month period immediately following the date of termination, and (iii)  Company-paid continued health insurance coverage for himself and his eligible family members for up to 18 months following the termination date. In addition, if the Company terminates the NEO’s employment without cause or the NEO terminates his employment for good reason on or within 12 months following the date of a change in control, then all of the NEO’s outstanding Company equity awards will fully vest.

Pursuant to their respective Employment Agreements, if the applicable NEO’s employment is terminated by reason of death or disability, he (or his estate) will be entitled to receive (i) an amount equal to the sum of (A) 100% of his annual base salary then in effect, (B) any earned but unpaid annual bonus for the fiscal year preceding the year in which such termination occurs, and (C) a pro-rated bonus for the fiscal year in which the death or disability occurs (based on the NEO’s “target” bonus), (ii) accelerated vesting of all outstanding time-based vesting Company equity awards, and (iii) Company-paid continued health insurance coverage for himself and/or his eligible family members for up to 18 months following the termination date.

In addition, prior to the termination of their employment with the Company, if the Company had terminated Mr. Arabia or Mr. Hoffman by reason of a non-renewal of their respective Employment Agreement upon the expiration of its term, and Mr. Arabia or Mr. Hoffman, as applicable, had been willing and able at the time of such non-renewal to continue performing services during the renewal period, then, subject to Mr. Arabia’s or Mr. Hoffman’s, as applicable, timely execution (and non-revocation) of a general release of claims, Mr. Arabia or Mr. Hoffman, as applicable, would have received an amount equal to 50% of the sum of (i) his base salary as in effect on the date

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

of termination and (ii) his target annual bonus for the year in which the termination occurs. However, if such termination occurs on or within 12 months following a change in control, then Mr. Arabia or Mr. Hoffman, as applicable, would have been provided with the same payments and benefits as if his employment was terminated by the Company without cause or he had terminated his employment for good reason (as described above), including full accelerated vesting of his equity awards.

We believe that job security and terminations of employment are causes of significant concern and uncertainty for senior executives and that providing protections to our NEOs in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our company in all situations.

SEPARATION ARRANGEMENTS (ARABIA AND HOFFMAN)

Mr. Arabia

In connection with the termination of Mr. Arabia’s employment as President and Chief Executive Officer of the Company, effective September 2, 2021, Mr. Arabia and the Company entered into a general release substantially in the form attached to Mr. Arabia’s Employment Agreement. The general release contains a mutual acknowledgement that Mr. Arabia’s separation is without “cause” (as defined in the Employment Agreement) and in exchange for the release of claims Mr. Arabia might have against the Company, Mr. Arabia will receive the payments and benefits provided for under the Employment Agreement.

Mr. Hoffman

In connection with Mr. Hoffman’s retirement from his position as Executive Vice President and Chief Operating Officer, we entered into a transition agreement on March 2, 2021 pursuant to which Mr. Hoffman continued to provide transition services through May 14, 2021 (the “transition period”). During the transition period, Mr. Hoffman continued to receive his then-current salary and employee benefits. At the end of the transition period, Mr. Hoffman’s outstanding equity awards vested in full, subject to his timely execution (and non-revocation) of an effective general release and his continued compliance with restrictive covenants.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS

The following table summarizes (i) the amounts that we would have been required to pay to each of Messrs. Pasquale, Giglia, Springer, Klein and Ostapovicz in connection with the events listed below assuming such events occurred on December 31, 2021, and (ii) the amounts paid to Mr. Arabia in connection with his termination of employment by the Company without “cause” in September 2021, and Mr. Hoffman in connection with his retirement from the Company in May 2021.

			Health		Unvested
	Severance		Insurance		Stock		Retention
Name	Amount ($)		Coverage ($)		Awards ($)		Program ($)		Total ($)
Douglas M. Pasquale
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—		—
Expiration of the Employment Period on the Employment End Date	750,000	(1)	—		2,337,683	(1)	—		3,087,683
By Company without “Cause” or By Executive with “Good Reason”	750,000	(1)	—		2,337,683	(1)	—		3,087,683
Death or Disability	750,000	(1)	—		2,337,683	(1)	—		3,087,683
Upon a Change in Control	—		—		—		—		—
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	750,000	(1)	—		2,337,683	(1)	—		3,087,683
Bryan A. Giglia
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	2,796,075	(2)	38,657	(3)	2,297,004	(4)	585,225	(5)	5,716,961
Death or Disability	1,105,425	(6)	38,657	(3)	3,482,426	(7)	585,225	(5)	5,211,733
Upon a Change in Control	—		—		300,546	(8)	—		300,546
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	2,796,075	(2)	38,657	(3)	3,482,426	(7)	—		6,317,158
Robert C. Springer
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	2,373,924	(2)	44,605	(3)	1,963,731	(4)	496,868	(5)	4,879,128
Death or Disability	938,528	(6)	44,605	(3)	2,970,188	(7)	496,868	(5)	4,450,189
Upon a Change in Control	—		—		268,711	(8)	—		268,711
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	2,373,924	(2)	44,605	(3)	2,970,188	(7)	—		5,388,717
David M. Klein
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	1,832,481	(2)	48,490	(3)	1,338,592	(4)	370,107	(5)	3,589,670
Death or Disability	731,187	(6)	48,490	(3)	1,969,185	(7)	370,107	(5)	3,118,969
Upon a Change in Control	—		—		155,305	(8)	—		155,305
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	1,832,481	(2)	48,490	(3)	1,969,185	(7)	—		3,850,156
Christopher G. Ostapovicz
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	1,523,438	(2)	55,411	(3)	966,141	(4)	384,375	(5)	2,929,365
Death or Disability	759,375	(6)	55,411	(3)	1,293,878	(7)	384,375	(5)	2,493,039
Upon a Change in Control	—		—		—		—		—
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	1,523,438	(2)	55,411	(3)	1,293,878	(7)	—		2,872,727
John V. Arabia
By Company without “Cause”	7,407,505	(9)	39,485	(10)	2,484,707	(11)	—		9,931,697
Marc A. Hoffman
By Executive without “Good Reason”	—	(12)	—		—		—		—
Retirement	—	(12)	—		2,583,457	(12)	—		2,583,457

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(1)	Pursuant to Mr. Pasquale’s employment agreement, if his employment with the Company is terminated by the Company without cause, by him for good reason or by reason of his death or disability, or on the earlier of (x) September 2, 2022 or (y) the date on which the Company appoints a new CEO (such date the “Employment End Date”) the severance payment is the sum of the following: (A) (1) earned but unpaid base salary, (2) accrued but unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the “Accrued Obligations”); (B) a performance bonus, in an amount determined by the Compensation Committee but not less than the minimum performance bonus under his employment agreement ($750,000) provided that in the event of a termination by the Company without cause, by him for good reason, by reason of his death or disability, the performance bonus shall be equal to the greater of (i) the target performance bonus (which is $1,850,000), pro-rated based on the number of days in the employment period from the employment start date through the date of termination (which was $613,288 as of December 31, 2021) and (ii) the minimum performance bonus; and (C) full vesting of the equity award received upon the signing of his employment agreement. The unvested stock award figure in the table reflects 199,291 restricted shares for Mr. Pasquale based on the closing common stock price of $11.73 on the NYSE as of December 31, 2021. The severance figure in the table does not include any Accrued Obligations.
(2)	Pursuant to the terms of each Current NEO’s employment agreement, if the NEO’s employment with the Company is terminated by the Company without cause or by the executive for good reason, the severance payment is the sum of the following: (A) the Accrued Obligations; and (B) a severance amount equal to the sum of: (1) two (one and a half for Mr. Ostapovicz) times the sum of (i) the executive’s base salary in effect on the date of termination (which was $520,200, $441,660, $361,080 and $375,000 for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively in 2021), and (ii) the greater of (x) the target annual cash bonus (which was $585,225, $496,868, $370,107 and $384,375 for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively in 2021) and (y) the actual annual cash bonus paid to the executive in respect of the last full calendar year immediately preceding the date of termination (which was $235,963, $200,337, $130,538 and $0 for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively), and (2) any annual cash bonus required to be paid for any fiscal year of the Company that ends on or before the date of termination, to the extent not previously paid (if any) and (3) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs, determined by multiplying the target annual cash bonus (which was $585,225, $496,868, $370,107 and $384,375 for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365. The severance figure in the table does not include any Accrued Obligations.
(3)	Pursuant to the terms of each Current NEO’s employment agreement, the Company shall provide group health coverage for the executive and his eligible family members for a period of up to 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium totaling $38,657, $44,605, $48,490 and $55,411 for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively.
(4)	Pursuant to the terms of each Current NEO’s employment agreement, if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, the portion of any then-outstanding restricted stock and other equity awards which would have become vested and, as applicable, exercisable during the 12 month period immediately following the date of termination had the executive remained continuously employed by the Company during such period shall become immediately vested and, as applicable, exercisable. The remaining portion of any outstanding restricted stock and other equity awards that does not become vested and, as applicable, exercisable shall automatically be cancelled and forfeited, and the executive shall have no further interest therein. Notwithstanding the foregoing, if any Current NEO experiences a “qualifying termination” (as defined in the Current NEO’s employment agreement), vesting of the restricted stock granted under the Retention Program will accelerate in full subject to execution of a general release. The unvested stock award figure in the table reflects 195,823, 167,411, 114,117 and 82,365 restricted shares for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively, based on the closing common stock price of $11.73 on the NYSE as of December 31, 2021.
(5)	Pursuant to the terms of the Retention Program entered into with Messrs. Giglia, Springer, Klein and Ostapovicz, if the executive’s employment with the Company is terminated by the Company without cause,

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

by the executive for good reason or by reason of the executive’s death or disability, any then-unpaid cash bonus (which was $585,225, $496,868, $370,107 and $384,375 for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively) under the Retention Program will be paid to the executive.
(6)	Pursuant to the terms of each Current NEO’s employment agreement, if the executive’s employment with the Company is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid a severance amount equal to the sum of: (i) the Accrued Obligations, (ii) 100% of his annual base salary then in effect (which was $520,200, $441,660, $361,080 and $375,000 for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively), (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs, determined by multiplying the target annual cash bonus (which was $585,225, $496,868, $370,107 and $384,375 for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365, and (iv) any annual cash bonus required to be paid for any fiscal year of the Company that ends on or before the date of termination, to the extent not previously paid (if any). The severance figure in the table does not include any Accrued Obligations.
(7)	Pursuant to the terms of each Current NEO’s employment agreement, if the executive’s employment with the Company is terminated by reason of death or disability, or the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason on or within 12 months following a change in control, he or, as appropriate, his estate or beneficiaries will fully vest in all outstanding equity awards to the extent such outstanding awards (including any Retention Program awards) were scheduled to vest solely based on the passage of time and the executive’s continued employment or service with the Company. The unvested stock award figure in the table reflects 296,882, 253,213, 167,876 and 110,305 restricted shares for Messrs. Giglia, Springer, Klein and Ostapovicz, respectively, based on the closing common stock price of $11.73 on the NYSE as of December 31, 2021.
(8)	Under the 2004 Plan, upon a change in control (as defined in the 2004 Plan), all outstanding equity awards granted prior to November 1, 2019 will vest in full. The unvested stock award figure in the table reflects 25,622, 22,908 and 13,240 restricted shares for Messrs. Giglia, Springer and Klein, respectively, based on the closing common stock price of $11.73 on the NYSE as of December 31, 2021.
(9)	Represents cash severance equal to the sum of the following: (A) the Accrued Obligations; and (B) a severance amount equal to the sum of: (1) three times the sum of (i) Mr. Arabia’s base salary in effect on the date of termination (which was $826,200), and (ii) the greater of (x) the target annual cash bonus (which was $1,342,575) and (y) the actual annual cash bonus paid to Mr. Arabia in respect of the last full calendar year immediately preceding the date of termination (which was $600,265), and (2) any annual cash bonus required to be paid for any fiscal year of the Company that ends on or before the date of termination, to the extent not previously paid (if any) and (3) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs, determined by multiplying the target annual cash bonus (which was $1,342,575) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365 (i.e., a sum of $901,180 for the 2021 pro-rated cash bonus). The severance figure in the table does not include any Accrued Obligations.
(10)	Represents company-paid premiums for group health insurance coverage for Mr. Arabia and his eligible dependents for 18 months following termination of employment. The health insurance coverage amount reflects 18 months of monthly premiums.
(11)	In connection with Mr. Arabia’s termination of employment, the portion of Mr. Arabia’s then-outstanding restricted stock and other equity awards which would have become vested and, as applicable, exercisable during the 12 month period immediately following the date of termination had he remained continuously employed by the Company during such period became immediately vested and, as applicable, exercisable. The remaining portion of any outstanding restricted stock and other equity awards that did not become vested and, as applicable, exercisable were automatically cancelled and forfeited, and Mr. Arabia shall have no further interest therein. The unvested stock award figure in the table reflects 209,857 restricted shares for Mr. Arabia based on the closing common stock price of $11.84 on the NYSE as of September 10, 2021, the expiration date of his general release revocation period.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(12)	Pursuant to the terms of his employment agreement, other than Accrued Obligations, Mr. Hoffman was not entitled to any severance payment or benefits upon a termination of his employment due to retirement; however, pursuant to the terms of his transition and separation agreement, in consideration for his execution and non-revocation of a general release of claims in favor of the Company and continued compliance with confidentiality, non-solicitation and non-disparagement covenants, all of Mr. Hoffman’s unvested restricted equity awards immediately vested upon his separation date. The unvested stock award figure reflects 206,842 restricted shares based on the closing common stock price of $12.49 on the NYSE on May 24, 2021, the expiration date of his general release revocation period. The severance figure in the table does not include any Accrued Obligations.

2022 Proxy Statement	71

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S - K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Douglas M. Pasquale, our Interim CEO as of December 31, 2021. The pay ratio specified below is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S - K.

For 2021, our last completed fiscal year:

●	the median of the annual total compensation of all of our employees (other than our Interim CEO) was $202,697; and
●	the annual total compensation of our Interim CEO was $3,189,958. This amount differs from the amount reported in the “total” column of the Summary Compensation Table included above in this proxy statement due to the annualization of Mr. Pasquale’s compensation.

Based on this information, for 2021, our Interim CEO’s annual total compensation was 15.7 times that of the median of the annual total compensation of all of our employees (other than our Interim CEO).

DETERMINING THE MEDIAN EMPLOYEE

Employee Population. We determined that, as of December 31, 2021, our employee population excluding our Interim CEO consisted of 41 full-time employees.

Methodology for Determining Our Median Employee. To identify the median employee from our employee population, we reviewed the annual total compensation of each of our 41 employees in the same manner as calculated for the annual total compensation of our Interim CEO.

COMPENSATION MEASURE AND ANNUAL TOTAL COMPENSATION OF MEDIAN EMPLOYEE

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $202,697.

ANNUAL TOTAL COMPENSATION OF INTERIM CEO

In accordance with SEC rules, we elected to use the annualized annual total compensation of our Interim CEO who was serving as our principal executive officer on December 31, 2021. To calculate the annual total compensation paid or provided to Mr. Pasquale in the position of principal executive officer, we annualized Mr. Pasquale’s annual base salary following his appointment as Interim CEO and otherwise used the amounts reported in our 2021 “Summary Compensation Table” included in this Proxy Statement, excluding the value of the award of fully vested stock granted to Mr. Pasquale in connection with his service on our Board of Directors prior to his appointment as our Interim CEO.

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DIRECTOR COMPENSATION

BOARD OF DIRECTORS MEMBER CASH AND EQUITY-BASED COMPENSATION

Based on its own analyses and on a report prepared by FPC in 2019 (discussed below), the Compensation Committee, together with all other members of the Board of Directors, approved the following compensation structure for our Board of Directors, which remained in place until December 31, 2021.

●	$60,000 annual cash retainer paid to each member of the Board of Directors.
●	$60,000 annual cash retainer paid to the Chairman of the Board of Directors.
●	$20,000 annual cash retainer paid to the chairs of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors.
●	$10,000 annual cash retainer paid to each member (other than the chairperson) of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors.
●	No meeting fees for Board of Director and committee meetings are paid unless, in the applicable 12 - month period, the aggregate number of Board of Director meetings exceeds eight or the aggregate number of each of the Audit, Compensation or Nominating and Corporate Governance Committee meetings exceeds eight (in which case participant members of the Board of Directors or any committee will be paid $1,500 for each meeting in excess of eight).
●	Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors. In addition, directors are entitled to receive a maximum annual reimbursement credit of $5,000 for room and tax expenditures incurred at our hotels and resorts when on personal travel and may participate in our matching charitable gift program up to a maximum of $5,000.
●	$105,000 fully vested annual stock retainer granted to each member of the Board of Directors.
●	$60,000 fully vested annual stock retainer granted to the Chairman of the Board of Directors.

While serving as Interim CEO and Executive Chairman, Mr. Pasquale is not eligible to receive any compensation payable as either a Director or as Chairman of the Board. The Compensation Committee reviewed Mr. Pasquale’s independent Chairman compensation in conjunction with the full Board compensation review and the 2019 FPC Board Compensation Report and concluded that no changes should be made based on Mr. Pasquale’s REIT expertise, board experience, and substantial contributions to the Company. Additionally, the Compensation Committee recognized the significant additional time commitment and guidance provided by Mr. Pasquale that goes above and beyond what is typically required by other directors.

During 2021, the Board of Directors established the Investment Committee and two ad hoc committees, the Search Committee and the Communications Committee. The Search Committee was created to direct the search for a new CEO and remained in existence until a new CEO was appointed. The Search Committee was active for approximately six months and dissolved upon the appointment of our new CEO in March 2022. The Communications Committee was created to assist in facilitating the separation with the Company’s former CEO and to carry out other specific duties delegated to the Committee by our full Board of Directors. The Communications Committee was active for approximately 30 days and then dissolved. The Compensation Committee, together with all of the Board of Directors, approved the following compensation structure for these committees:

●	$50,000 annual cash retainer paid to the chair of the Investment Committee of the Board of Directors.
●	$20,000 annual cash retainer paid to each member (other than the chairperson) of the Investment Committee of the Board of Directors.

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DIRECTOR COMPENSATION

●	During such time as the ad hoc committees were active, the chairs of the Search Committee and the Communications Committee of the Board of Directors received a monthly cash retainer of $5,000 and $10,000, respectively.
●	During such time as the ad hoc committees were active, each member of the Search Committee and the Communications Committee of the Board of Directors received a monthly cash retainer of $3,500.

2021 INDEPENDENT DIRECTOR COMPENSATION

	Fees Earned or	Stock
Name (1)	Paid in Cash ($)(2)	Awards ($)(3)	Total ($)
W. Blake Baird	103,962	109,925	213,887
Andrew Batinovich	116,283	109,925	226,208
Monica S. Digilio	108,000	109,925	217,925
Kristina M. Leslie (4)	82,641	109,925	192,566
Thomas A. Lewis, Jr. (5)	15,000	—	15,000
Murray J. McCabe	93,141	109,925	203,066
Verett Mims (4)	58,641	109,925	168,566
Keith P. Russell (5)	22,500	—	22,500

(1)	Compensation received by Mr. Pasquale for services on the Board in 2021 is reported in the corresponding column of the “Summary Compensation Table” included in this Proxy Statement.
(2)	The amounts in this column represent cash compensation earned by the applicable director during 2021. Compensation for service on the Board of Directors and its committees is payable quarterly in arrears.
(3)	The amounts in this column represent the grant date fair value for grants of fully vested stock made to the director in 2021 as prescribed by ASC Topic 718. For more information, please see note 12 to our audited financial statements contained in our Annual Report on Form 10 - K for 2021.
(4)	Mses. Leslie and Mims were elected to the Board of Directors on April 29, 2021, and therefore, their cash compensation reflects compensation for a partial year of service in 2021.
(5)	Messrs. Lewis and Russell did not stand for re-election in 2021, and therefore, their cash compensation reflects compensation for a partial year of service in 2021.

INDEPENDENT REVIEW OF DIRECTOR COMPENSATION

During the third quarter of 2021, the Compensation Committee assumed the responsibility from the Nominating and Corporate Governance Committee for reviewing and making recommendations to the Board of Directors on compensation and benefits for the independent directors. The Compensation Committee generally reviews the compensatory arrangement for the independent directors biennially.

2019 FPC Board Compensation Report. During the fourth quarter of 2019, FPC’s review detailed the 2018 director compensation programs (as disclosed in 2019 proxy statements) for two select groups of publicly - traded REITs as of September 30, 2019, comprised of (a) a hotel peer group consisting of 10 companies with implied total capitalizations ranging from approximately $2.2 billion to $17.2 billion and (b) a size/geographic peer group consisting of 12 companies with implied total capitalizations ranging from approximately $2.3 billion to $8.9 billion. Findings from the 2019 FPC Board Compensation Report were used to set the 2021 independent director compensation.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain equity compensation plan information as of December 31, 2021.

Number of securities
remaining available
for future issuance
under the Long-term
	Number of securities to	Weighted-average	Incentive Plan
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding awards	outstanding awards	reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by the Company’s stockholders:
- 2004 Long-Term Incentive Plan, as amended and restated			1,668,397

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2021, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant, the amount involved exceeds $120,000, and any related person had or will have a direct or indirect material interest. We have adopted a written policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%. Our Nominating and Corporate Governance Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested members of management, disinterested directors and legal counsel.

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OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The committee has appointed Ernst & Young LLP as our independent registered public accounting firm, who will audit our consolidated financial statements for 2022 and the effectiveness of our internal control over financial reporting as of December 31, 2022. This appointment has been submitted to you for your ratification. The committee and the Board of Directors believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. If you do not ratify the appointment of Ernst & Young LLP, the committee will reconsider their appointment. Representatives of Ernst & Young LLP will attend the Annual Meeting, and will have an opportunity to speak and respond to your questions.

FEE INFORMATION

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2021 and 2020 were as follows:

Description of Services	2021	2020
Audit Fees	$1,122,213	$786,000
Audit-Related Fees	—	55,000
Tax Fees	6,360	—
All Other Fees	1,450	1,845
Total Fees	$1,130,023	$842,845

In the above table, in accordance with the definitions of the Securities and Exchange Commission, “audit fees” are fees and expenses paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10 - K and review of the unaudited financial statements included in our quarterly reports on Form 10 - Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for the audit of our internal control over financial reporting. In 2021 and 2020, audit fees, exclusive of out-of-pocket expenses, consisted primarily of $946,000 and $760,000, respectively, for the full - year audit, quarterly reviews and the audit of our internal control over financial reporting and $171,820 and $26,000, respectively, for services related to statutory and regulatory filings and public offerings.

“Audit - related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-related fees include $55,000 for an audit of one hotel required by the ground lessor in 2020. “Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“All Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

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OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE PRE - APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted a pre - approval policy requiring that the Audit Committee pre - approve all audit and permissible non - audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre - approval but which will exceed pre - approved cost limits will require separate pre - approval by the Audit Committee. The Audit Committee has delegated to its chair the authority to grant the required approvals for all audit and permissible non - audit services to be performed by Ernst & Young LLP, provided that the chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2021 were approved by the Audit Committee pursuant to its pre - approval policy.

78	Sunstone Hotel Investors

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

The Audit Committee (the “Committee”) of the Board of Directors of Sunstone Hotel Investors, Inc. (“Sunstone” or the “Company”) is composed of three directors, each of whom meet the independence and other requirements of the New York Stock Exchange, and all of whom qualify as “audit committee financial experts” within the meaning of Item 401(e) of Regulation S-K of the Sarbanes-Oxley Act of 2002. The Audit Committee operates under a written charter adopted by the Board of Directors that outlines its responsibilities and the practices it follows. You can view the charter in the Corporate Governance section of our website at www.sunstonehotels.com. The Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors to reflect the evolving role of the Audit Committee.

Management of Sunstone has responsibility for preparing the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP, acting as independent registered public accountants, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. Ernst & Young LLP also is responsible for auditing Sunstone’s effectiveness of internal controls over financial reporting and issuing a report thereon. The Committee is responsible for the integrity of the Company’s financial statements and internal control structure on behalf of the Board of Directors. The Committee met four times during 2021, including meetings regularly with Ernst & Young LLP and the internal auditor, both privately and with management present. In addition, before each Committee meeting, the Chair of the Committee holds a discussion with the Ernst & Young LLP audit partner.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2021 as well as the interim financial statements for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021. These reviews included a discussion:

●	of critical accounting policies of the Company and potential or planned future changes to accounting standards and any impact their implementation could have on the Company’s financial statements;
●	of the reasonableness of significant financial reporting estimates and judgments made in connection with the financial statements, including the quality (and not just acceptability) of the Company’s accounting policies;
●	with the Company’s internal and independent auditors of the scope for their respective audits, the results of their respective reviews and their evaluations of the overall quality of the Company’s internal controls and financial reporting;
●	of the written disclosures and the letter from Ernst & Young LLP that is required by the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the Audit Committee concerning independence; and
●	of the potential effects of regulatory and accounting initiatives on the Company’s financial statements.

The Committee has also discussed with the independent auditors the matters required to be discussed under PCAOB Auditing Standard No. 1301, “Communications with Audit Committees.” In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by applicable requirements of the PCAOB.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Among other matters, the Committee also:

●	reviewed the level of fees paid relative to fees paid by peers and companies of similar size and geographic location, and engaged the internal and independent auditor and appointed Ernst & Young LLP to serve in the capacity of independent auditor during 2021;
●	reviewed Ernst & Young’s performance, qualifications, technical expertise, efficiency of services provided, knowledge of the Company operations and industry and quality control procedures in its determination to recommend the retention of Ernst & Young LLP, including reviewing reports on Ernst & Young provided by the PCAOB and reviewing Ernst & Young’s performance from the perspective of the members of senior management;
●	reviewed and approved the Company’s policy for the pre - approval of audit and permitted non - audit services by the independent auditor and reviewed and approved fees and services;
●	consulted with management and Ernst & Young LLP with respect to the Company’s processes for risk assessment including meetings with the Chair of the Committee and the lead audit partner;
●	reviewed significant legal developments which affect or could affect the Company;
●	reviewed the Company’s cybersecurity policies, procedures and systems in-place to protect the Company’s financial and other proprietary data;
●	reviewed communications from and management’s responses to governmental agencies for matters of material significance;
●	reviewed and approved the type and presentation of information, including earnings guidance, to be included in the Company’s earnings releases and financial supplemental disclosures; and
●	reviewed and responded to any calls placed on the Sunstone Business Conduct and Ethics Line.

Members of the Committee are not full - time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to the Board of Directors the inclusion of the audited financial statements in Sunstone’s 2021 Annual Report on Form 10 - K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Kristina M. Leslie, Chair
Andrew Batinovich
Verett Mims

March 17, 2022

80	Sunstone Hotel Investors

MISCELLANEOUS

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2023 Annual Meeting pursuant to SEC Rule 14a-8 must be received by the Secretary of Sunstone no later than 5:00 p.m. Pacific Time on November 17, 2022, to be considered for inclusion in our proxy statement and proxy card relating to the 2023 Annual Meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2023 Annual Meeting (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than October 18, 2022 and no later than 5:00 p.m. Pacific Time on November 17, 2022 and must comply with the other provisions and requirements of Article II, Section 2.11 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. Additionally, any stockholder who wishes to propose a nominee to the Board of Directors for inclusion in our proxy materials for the 2023 Annual Meeting pursuant to our proxy access bylaw must deliver such information to our Secretary no earlier than October 18, 2022 and no later than 5:00 p.m. Pacific Time on November 17, 2022 and must comply with the other provisions and requirements of Article II, Section 2.16 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.  In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice Card, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders may be householding the Company’s proxy materials. If you receive a householding notification from your broker, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by your broker. Once you receive notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, if you receive a householding notification and wish to receive a separate annual report or proxy statement, annual report or Notice Card, as applicable, at your address, you should also contact your broker directly.

If you wish to receive a separate set of proxy materials for the 2022 Annual Meeting, we will deliver them promptly upon request sent to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all or portions of 2021, W. Blake Baird, Andrew Batinovich, Monica S. Digilio, Kristina M. Leslie and Douglas M. Pasquale served on our Compensation Committee.  Mr. Pasquale, our Executive Chairman, and

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MISCELLANEOUS

Mr. Baird served as members of the Compensation Committee until August 7, 2021. Ms. Leslie joined as a member of the Compensation Committee on September 10, 2021. None of the other members of our Compensation Committee is or has been a former or current executive officer or employee of the Company.

During 2021, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions.

Mr. Pasquale currently serves as Lead Independent Director on the board of directors of Terreno Realty Corporation. He also served as a member of the compensation committee for Terreno Realty Corporation until August 7, 2021. Mr. Baird serves as Chairman of the Board and Chief Executive Officer of Terreno Realty Corporation. He also served as a member of our Compensation Committee until August 7, 2021. None of our other executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2021.

OTHER INFORMATION

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We may engage the services of a proxy solicitation firm to assist in the solicitation of proxies. Sunstone will pay all costs associated with any engagement of a proxy solicitation firm, which we estimate would not exceed $25,000.

By Order of the Board of Directors

Bryan A. Giglia
Chief Executive Officer

Irvine, California
March 17, 2022

82	Sunstone Hotel Investors

EXHIBIT A
SUNSTONE HOTEL INVESTORS, INC. AND SUNSTONE HOTEL PARTNERSHIP, LLC
2022 INCENTIVE AWARD PLAN (2022 PLAN)

ARTICLE 1.    PURPOSE

The purpose of the Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC 2022 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), and Sunstone Hotel Partnership, LLC (the “Partnership”) by linking the individual interests of Employees, Consultants and members of the Board to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders.  The Plan is further intended to provide flexibility to the Company, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s and the Partnership’s operation is largely dependent.

ARTICLE 2.    DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronoun shall include the plural where the context so indicates.

2.1.

“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 9.  With reference to the duties of the Administrator under the Plan which have been delegated to one or more persons pursuant to Section 9.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2.	“Affiliate” shall mean the Partnership, any Parent or any Subsidiary.
2.3.

“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4.

“Applicable Law” shall mean any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5.

“Award” shall mean an Option, a Restricted Stock award, a Dividend Equivalent award, a Stock Payment award, a Restricted Stock Unit award, an Other Incentive Award, an LTIP Unit award or a Stock Appreciation Right, which may be awarded or granted under the Plan.

2.6.

“Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.7.	“Board” shall mean the Board of Directors of the Company.
2.8.	“Change in Control” means the occurrence of any one of the following events:
(a)	any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting

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EXHIBIT A

power of the Company’s then outstanding securities generally eligible to vote for the election of directors (the “Company Voting Securities”); provided,  however, that any of the following acquisitions shall not be deemed to be a Change in Control: (1) by the Company or any subsidiary or affiliate, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or affiliate, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (b));

(b)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries or affiliates that requires the approval of the Company’s stockholders whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:
(i)	more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination;
(ii)	no person (other than any employee benefit plan (or any related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) representing 50% of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Corporation (or the Surviving Corporation); and
(iii)	at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

(c)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(e)	the consummation of a sale of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (other than pursuant to a Non-Qualifying Transaction).

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EXHIBIT A

Notwithstanding the foregoing, (i) a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided,  that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur, and (ii) if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A of the Code (“Section 409A”), to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described above with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) .

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.9.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10.	“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 11 hereof.
2.11.	“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
2.12.	“Company” shall mean Sunstone Hotel Investors, Inc., a Maryland corporation.
2.13.

“Consultant” shall mean any consultant or advisor of the Company, the Partnership or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

2.14.	“Director” shall mean a member of the Board, as constituted from time to time.
2.15.	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 7.1 hereof.
2.16.	“DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.17.	“Effective Date” shall mean the date on which the Company’s stockholders approve the Plan.
2.18.	“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.
2.19.	“Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company, the Partnership or any Subsidiary.
2.20.

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.

2.21.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

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EXHIBIT A

2.22.	“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a)	If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)	If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)	If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.23.

“Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.24.	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.25.	“Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.
2.26.

“LTIP Unit” shall mean, to the extent authorized by the Partnership Agreement, a unit of the Partnership that is granted pursuant to Section 7.5 hereof and is intended to constitute a “profits interest” within the meaning of the Code.

2.27.	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.28.

“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.29.

“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof.  An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.30.

“Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.31.

“Other Incentive Award” shall mean an award of cash or Shares, or any other award valued wholly or partially by referring to, or otherwise based on, Shares or other property, awarded to a Participant pursuant to Section 7.4 hereof.

2.32.

“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns,

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EXHIBIT A

at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.33.	“Participant” shall mean a person who has been granted an Award pursuant to the Plan.
2.34.	“Partnership” shall mean Sunstone Hotel Partnership, LLC, a Delaware limited liability company.
2.35.

“Partnership Agreement” shall mean the Eighth Amended and Restated Limited Liability Company Agreement of Sunstone Hotel Partnership, LLC, as the same may be amended, modified or restated from time to time.

2.36.

“Performance Criteria” shall mean the criteria (and adjustments) that the Administrator may select for an Award for purposes of establishing performance goals for a given performance period, which may include the following (without limitation): (i) net earnings or adjusted net earnings (in each case, either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vii) return on assets; (viii) return on net assets; (ix) return on capital or return on invested capital; (x) return on stockholders’ equity; (xi) stockholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs, reductions in costs and cost control measures; (xv) funds from operations; (xvi) adjusted funds from operations; (xvii) core funds from operations; (xviii) cash available for distribution; (xix) productivity; (xx) expenses; (xxi) margins; (xxii) working capital; (xxiii) earnings or loss per share; (xxiv) adjusted earnings or loss per share; (xxv) price per Share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xxvi) revenue per available room (RevPAR); (xxvii) implementation or completion of critical projects; (xxviii) market share; (xxix) debt levels or reduction; (xxx) comparisons with other stock market indices; (xxxi) financing and other capital raising transactions; (xxxii) acquisition activity; (xxxiii) economic value-added; (xxxiv) customer satisfaction, (xxxv) earnings as a multiple of interest expense; and (xxxvi) total capital invested in assets, any of which may be measured either in absolute terms for the Company or an Affiliate or any operating unit of the Company or an Affiliate or as compared to any incremental increase or decrease, or relative to or as compared to performance of other companies or to market performance indicators or indices.

2.37.

“Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the General Instructions to Form S-8 Registration Statement under the Securities Act or any successor Form thereto, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.38.	“Plan” shall mean this Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC Incentive Award Plan, as it may be amended from time to time.
2.39.	“Prior Plan” means the Sunstone Hotel Investors, Inc. 2004 Long-Term Incentive Plan, as amended and restated effective November 1, 2019.
2.40.

“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.41.	“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
2.42.	“Restricted Stock” shall mean an award of Shares made under Article 7 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.
2.43.	“Restricted Stock Unit” shall mean a contractual right awarded under Section 7.3 hereof to receive in the future a Share or the Fair Market Value of a Share in cash.
2.44.	“Securities Act” shall mean the Securities Act of 1933, as amended.

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2.45.	“Share Limit” shall have the meaning provided in Section 3.1(a) hereof.
2.46.	“Shares” shall mean shares of Common Stock.
2.47.

“Stock Appreciation Right” shall mean an Award entitling the Participant (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.48.	“Stock Payment” shall mean a payment in the form of Shares awarded under Section 7.2 hereof.
2.49.

“Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership and/or by one or more Subsidiaries.

2.50.

“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.51.	“Termination of Service” shall mean, unless otherwise determined by the Administrator:
(a)	As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.
(b)	As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Affiliate.
(c)	As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status

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or other change interrupts employment for the purposes of Section 422(a)(2) of the Code.  For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.    SHARES SUBJECT TO THE PLAN

3.1.	Number of Shares.
(a)	Subject to Section 3.1(b) and Section 10.2 hereof, the maximum aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 3,750,000 Shares and (ii) any Shares which are subject to Prior Plan Awards which become available for issuance under the Plan pursuant to Section 3.1(b) hereof (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 3,750,000. Each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limits set forth in Section 3.3 hereof. As of the Effective Date, no further awards shall be granted under the Prior Plan; provided, however, that awards outstanding under the Prior Plan as of the Effective Date shall remain outstanding and subject to the terms of the Prior Plan and the applicable award agreement governing such awards.
(b)	If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 11.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 hereof at the same price paid by the Participant such that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c)	Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except to the extent required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan to the extent that grants of Awards using such available shares are (i) permitted without stockholder approval under the rules of the principal securities exchange on which the Common Stock is then listed and (ii) made only to individuals who were not employed

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by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2.	Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or Common Stock purchased on the open market.
3.3.

Individual Award Limits.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 10.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one individual during any calendar year shall be 950,000 Shares,  (b) the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more Awards payable in cash shall be $5,000,000, and (c) the sum of any cash compensation and the value (determined as of the date of grant under Applicable Accounting Standards) of Awards granted to any Non-Employee Director during any calendar year may not exceed $750,000 (together, the “Individual Award Limits”).

ARTICLE 4.    GRANTING OF AWARDS

4.1.

Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan.  No Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan.

4.2.

Award Agreement.  Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.  Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3.

Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b 3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

4.4.

At-Will Service.  Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5.

Foreign Participants.  Notwithstanding any provision of the Plan or an applicable Program to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms, conditions and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit or Individual Award Limits contained in Sections 3.1 and 3.3 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any

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necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange.

4.6.

Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.  Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.    OPTIONS AND STOCK APPRECIATION RIGHTS

5.1.

General.  The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the vesting and exercise of each Option and Stock Appreciation Right.  A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2.

Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively).  No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.  Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Section 424(e) and 424(f) of the Code, respectively) exceeds one hundred thousand dollars ($100,000), the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code.  The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.  Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code.

5.3.

Option and Stock Appreciation Right Exercise Price.  The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).  In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).  Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any

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Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4.

Option and SAR Term.  The term of each Option and the term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option or Stock Appreciation Rights, as applicable, is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder.  The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options or Stock Appreciation Rights, which time period may not extend beyond the stated term of the Option or Stock Appreciation Right.  Notwithstanding the foregoing, the Administrator may determine that in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right.  Notwithstanding the foregoing, to the extent permitted under Applicable Laws, the Administrator may provide in the terms of any Option or Stock Appreciation Right that if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.5.	Exercise and Payment.
(a)	Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form prescribed by the Administrator (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5(b) below for the number of Shares for which the Award is exercised and (ii) as specified in Section 8.2 below for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
(b)	Subject to any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(i)	cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(ii)	if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(iii)	to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;
(iv)	to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;

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(v)	to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(vi)	to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE 6.    RESTRICTED STOCK

6.1.	Award of Restricted Stock.
(a)	The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)	The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.
6.2.

Rights as Stockholders.  Subject to Section 6.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the Plan, an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares may be subject to the restrictions set forth in Section 6.3 hereof.  In addition, with respect to Restricted Stock that is subject to performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied.

6.3.

Restrictions.  All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement.

6.4.

Repurchase or Forfeiture of Restricted Stock.  Except as otherwise determined by the Administrator, if no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse and be forfeited, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement.  The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

6.5.

Certificates/Book Entries for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.  Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

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ARTICLE 7.    DIVIDEND EQUIVALENTS; STOCK PAYMENTS; RESTRICTED STOCK UNITS; OTHER INCENTIVE AWARDS; LTIP UNITS

7.1.	Dividend Equivalents.
(a)	Subject to Section 7.1(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that is subject to performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied.
(b)	Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
7.2.

Stock Payments.  The Administrator is authorized to make one or more Stock Payments to any Eligible Individual.  The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator.  Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

7.3.

Restricted Stock Units.  The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual.  The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator.  The Administrator shall specify the date or dates on which the Restricted Stock Units shall become vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator.  The Administrator shall specify, or may permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A or an exemption therefrom.  On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

7.4.

Other Incentive Awards.  Other Incentive Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Incentive Awards will also be available as a payment form in the settlement of other Awards, as standalone payments or as payment in lieu of compensation to which a Participant is otherwise entitled.  Other Incentive Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

7.5.

LTIP Units. The Administrator is authorized to grant LTIP Units in such amounts and subject to such terms and conditions as may be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191.  The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and

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become nonforfeitable.  LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose.  These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

7.6.

Other Terms and Conditions.  All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion.

ARTICLE 8.    ADDITIONAL TERMS OF AWARDS

8.1.	Delivery of Shares. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants.
8.2.

Tax Withholding.  The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award.  In satisfaction of the foregoing requirement or in satisfaction of any additional tax withholding, the Company may satisfy, or may allow a Participant to satisfy, such obligations by any payment means described in Section 5.5(b) hereof, including, without limitation, by withholding, or allowing such Participant to elect to have the Company or an Affiliate withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares).  The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the applicable jurisdiction. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

8.3.	Transferability of Awards.
(a)	Except as otherwise provided in Section 8.3(b) or (c) hereof:
(i)	No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;
(ii)	No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and
(iii)	During the lifetime of the Participant, only the Participant may exercise any exercisable portion of an Award granted to him or her under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Participant, any exercisable portion of an Award may,

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prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b)	Notwithstanding Section 8.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. In addition, and further notwithstanding Section 8.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.
(c)	Notwithstanding Section 8.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator in writing prior to the Participant’s death.
8.4.	Conditions to Issuance of Shares.
(a)	The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such Applicable Law.
(b)	All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

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(c)	The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)	No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding as determined by the Administrator.
(e)	The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to such Shares.
(f)	Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
8.5.	Forfeiture and Clawback Provisions.
(a)	Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for cause; and
(b)	All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the applicable provisions of any clawback policy implemented by the Company, whether implemented prior to or after the grant of such Award, including without limitation, any clawback policy adopted to comply with the requirements of Applicable Law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable Award Agreement.
8.6.

Prohibition on Repricing.  Subject to Section 10.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares.  Subject to Section 10.2 hereof, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 9.    ADMINISTRATION

9.1.

Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless

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otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors of the Company appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 9.l or otherwise provided in the Organizational Documents.  Except as may otherwise be provided in the Organizational Documents, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board.  Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors of the Company and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 9.6 hereof.

9.2.

Duties and Powers of Administrator.  It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions.  The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not materially adversely affected by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 10.15 hereof.  Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code.  In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b 3 under the Exchange Act or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

9.3.

Action by the Committee.  Unless otherwise established by the Board or in the Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator.  Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

9.4.	Authority of Administrator. Subject to any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:
(a)	Designate Eligible Individuals to receive Awards;
(b)	Determine the type or types of Awards to be granted to each Eligible Individual;
(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)	Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

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(e)	Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)	Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g)	Determine as between the Company, the Partnership and any Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other Applicable Law;
(h)	Decide all other matters that must be determined in connection with an Award;
(i)	Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;
(j)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and
(k)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
9.5.

Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

9.6.

Delegation of Authority.  To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under the Organizational Documents and other Applicable Law.  Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee.  At all times, the delegatee appointed under this Section 9.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 10.    MISCELLANEOUS PROVISIONS

10.1.	Amendment, Suspension or Termination of the Plan.
(a)	Except as otherwise provided in this Section 10.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.15 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.
(b)	Notwithstanding Section 10.1(a), the Administrator may not, except as provided in Section 10.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator: (i) increase the Share Limit or any Individual Award Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 8.6 hereof. Notwithstanding anything herein to the

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contrary, no Incentive Stock Option shall be granted under the Plan after the tenth (10th) anniversary of the date on which the Plan is adopted by the Board.
10.2.	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)	In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b)	In the event of any transaction or event described in Section 10.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:
(i)	To provide for the termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 10.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment);
(ii)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price;
(iii)	To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);
(iv)	To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement;
(v)	To replace such Award with other rights or property selected by the Administrator in its sole discretion; and/or
(vi)	To provide that the Award cannot vest, be exercised or become payable after such event.
(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 10.2(a) and 10.2(b) hereof:

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(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)	The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit and the Individual Award Limits).

The adjustments provided under this Section 10.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d)	Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or an Affiliate) and a Participant, if a Change in Control occurs and a Participant’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then, immediately prior to the Change in Control, such outstanding Awards (other than any Award that is regularly scheduled to vest based on the attainment of performance-based vesting conditions), to the extent not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards will be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock, which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine.
(e)	The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(f)	Unless otherwise determined by the Administrator, no adjustment or action described in this Section 10.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.
(g)	The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options,

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warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h)	In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.
10.3.

Approval of Plan by Stockholders.  The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided, however, that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company’s stockholders, and provided, further, that if such approval has not been obtained at the end of such twelve (12)-month period, all such Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

10.4.

No Stockholders Rights.  Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

10.5.

Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

10.6.

Section 83(b) Election.  No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant or withhold in its sole discretion.  If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Award as of the date of transfer of the Award rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

10.7.

Grant of Awards to Certain Employees or Consultants.  The Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Shares or other securities of the Company or the Partnership may be issued and by which such Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Shares or other securities by the Participant.

10.8.

REIT Status.  The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT.  No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a)	to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in the Company’s charter, as amended from time to time) or any other provision of Section 7.2.1 of the Company’s charter; or
(b)	if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such Award could impair the Company’s status as a REIT.

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10.9.

Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate.  Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

10.10.

Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and LTIP Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law.  The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars.  Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.  To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

10.11.

Data Privacy.  As a condition to receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan.  The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”).  The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country.  By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.  The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.  A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.11 in writing, without cost, by contacting the local human resources representative.  The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.11.  For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.12.

Lock-Up Period.  The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

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10.13.

Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

10.14.

Governing Law.  The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

10.15.

Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A.  Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise.  The Company shall have no obligation under this Section 10.13 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.  Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest).  Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.16.

No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

10.17.

Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

10.18.

Indemnification.  To the extent allowable pursuant to Applicable Law and the Company’s charter and bylaws, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

104	Sunstone Hotel Investors

EXHIBIT A

10.19.

Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

10.20.	Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

* * * * *

[SIGNATURE PAGE FOLLOWS]

2022 Proxy Statement	105

EXHIBIT A

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Sunstone Hotels Investors, Inc. on March 15, 2022 and approved by the stockholders of Sunstone Hotel Investors, Inc. on April 28, 2022.

SUNSTONE HOTEL INVESTORS, INC.

Bryan A. Giglia
Chief Executive Officer

106	Sunstone Hotel Investors

VIEW MATERIALS & VOTE w SCAN TO SUNSTONE HOTEL INVESTORS, INC. 200 SPECTRUM CENTER DRIVE 21ST FLOOR IRVINE, CA 92618 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D69324-P67125 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SUNSTONE HOTEL INVESTORS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of the following seven nominees to serve as directors until the next Annual Meeting and until their successors are elected and qualified: For Against Abstain ! ! ! ! ! ! ! For ! ! ! ! ! ! ! Against ! ! ! ! ! ! ! Abstain 1a. W. Blake Baird For Against Abstain 3. Advisory vote to approve the compensation of Sunstone's named executive officers, as set forth in Sunstone's Proxy Statement for the 2022 Annual Meeting. Approval of the Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC 2022 Incentive Award Plan. ! ! ! ! ! ! 1b. Andrew Batinovich 4. 1c. Monica S. Digilio 1d. Kristina M. Leslie NOTE: Transaction of such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. THE PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 17, 2022. 1e. Murray J. McCabe 1f. Verett Mims 1g. Douglas M. Pasquale The Board of Directors recommends you vote FOR proposals 2, 3 and 4. ! ! ! 2. Ratification of the Audit Committee's appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2022. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting and Proxy Statement are available at www.proxyvote.com. D69325-P67125 PROXY SUNSTONE HOTEL INVESTORS, INC. This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on April 28, 2022 The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation ("Sunstone"), hereby appoints Bryan A. Giglia and David M. Klein (the "Proxy Holders"), with full power of substitution, as proxy for the undersigned to attend and represent the undersigned at the Annual Meeting of Stockholders of Sunstone to be held at Boston Park Plaza, 50 Park Plaza, MA 02116, at 9:30 a.m. Eastern Time on April 28, 2022, and any adjournment or postponement thereof (the "Annual Meeting"), and to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares. WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. THE VOTE ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS OF SUNSTONE RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote the shares unless you sign and return this card or, if you own shares through a bank or broker that provides for voting proxy by phone or over the Internet, by submitting your vote by phone or over the Internet in accordance with your bank’s or broker’s instructions. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)